Exhibit 10.17

Paradise Shoppes of Largo

Largo, Florida

Fifth Amendment to Agreement

FIFTH AMENDMENT TO AGREEMENT

THIS FIFTH AMENDMENT TO AGREEMENT (the “Fifth Amendment”) is made and entered into as of the 28th day of September, 2005, by and between WIN-Ulmerton, Ltd., a Florida limited partnership (“Seller”) and Inland Real Estate Acquisitions, Inc., an Illinois corporation (“Purchaser”).

WITNESSETH:

WHEREAS, Seller and Purchaser entered into that certain Agreement of Purchase and Sale of Shopping Center dated May 31, 2005, (“the Agreement”), as amended, for the sale and purchase of the property commonly known as Paradise Shoppes of Largo shopping center located in Largo, Florida as legally described by the Agreement (the “Property”).

WHEREAS, Purchaser and Seller have mutually agreed to amend certain provisions of the Agreement.

NOW THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Purchaser and Seller agree as follows:

1.     Section 2(a) of the Agreement is hereby amended and restated as follows: “The closing of the transaction contemplated by this Agreement (the “Closing”) shall occur at the office of the Earnest Money Escrowee (as hereinafter defined) or by mail-away closing on October 17, 2005.”

2.     This Fifth Amendment may be executed in one or more counterparts, each of which shall constitute an original and all of which taken together shall constitute one Fifth Amendment. Each person executing this Fifth Amendment represents that such person has full authority and legal power to do so and bind the party on whose behalf he or she has executed this Fifth Amendment.   Any counterpart to this Fifth Amendment may be executed by facsimile copy and shall be binding on the parties.

3.     The remaining terms and conditions of the Agreement remain unmodified and in full force and effect.

* * * * *

Seller:

WIN-Ulmerton, Ltd., a Florida limited partnership

By: PDG II, Inc., a Florida corporation, its General
Partner

By:	/s/ Spiro A. Comitos
Name:	Spiro A. Comitos
Title:	Vice President

Buyer:

INLAND REAL ESTATE ACQUISITIONS,
INC., an Illinois corporation

By:	/s/ [ILLEGIBLE]
Name:	[ILLEGIBLE]
Title:	President

2

FOURTH AMENDMENT TO AGREEMENT

THIS FOURTH AMENDMENT TO AGREEMENT (the “Fourth Amendment”) is made and entered into as of the 10th day of August, 2005, by and between WIN-Ulmerton, Ltd., a Florida limited partnership (“Seller”) and Inland Real Estate Acquisitions, Inc., an Illinois corporation (“Purchaser”).

WITNESSETH:

WHEREAS, Seller and Purchaser entered into that certain Agreement of Purchase and Sale of Shopping Center dated May 31, 2005, as amended (“the Agreement”), for the sale and purchase of the property commonly known as Paradise Shoppes of Largo shopping center located in Largo, Florida as legally described by the Agreement (the “Property”).

WHEREAS, Purchaser and Seller have mutually agreed to amend certain provisions of the Agreement.

NOW THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Purchaser and Seller agree as follows:

1.    Section 7(a) of the Agreement is modified to provide that the Due Diligence Period is extended through 5:00 P.M. Eastern Standard Time on August 17, 2005. At the expiration of the Due Diligence Period, as extended hereby, if Buyer does not terminate the Agreement in accordance with the provisions of said Section 7(a), Buyer shall deposit with Earnest Money Escrowee additional earnest money in the amount of Five Hundred Thousand and No/100 Dollars ($500,000.00), which additional earnest money shall be added to and considered as part of the Earnest Money and will be held and disbursed as set forth in the Agreement.

2.    This Fourth Amendment may be executed in one or more counterparts, each of which shall constitute an original and all of which taken together shall constitute one Fourth Amendment. Each person executing this Fourth Amendment represents that such person has full authority and legal power to do so and bind the party on whose behalf he or she has executed this Fourth Amendment. Any counterpart to this Fourth Amendment may be executed by facsimile copy and shall be binding on the parties.

3.    The remaining terms and conditions of the Agreement remain unmodified and in full force and effect.

* * * * *

Seller:

WIN-Ulmerton, Ltd., a Florida limited partnership

By: PDG II, Inc., a Florida corporation, its General
Partner

By:	/s/ Peter H. Monroe
Name:	Peter H. Monroe
Title:	Vice President

Buyer:

INLAND REAL ESTATE ACQUISITIONS,
INC., an Illinois corporation

By:	/s/ [ILLEGIBLE]
Name:	[ILLEGIBLE]
Title:	[ILLEGIBLE]

2

THIRD AMENDMENT TO AGREEMENT

THIS THIRD AMENDMENT TO AGREEMENT (the “Third Amendment”) is made and entered into as of the 29th day of July, 2005, by and between WIN-Ulmerton, Ltd., a Florida limited partnership (“Seller”) and Inland Real Estate Acquisitions, Inc., an Illinois corporation (“Purchaser”).

WITNESSETH:

WHEREAS,  Seller and Purchaser entered into that certain Agreement of Purchase and Sale of Shopping Center dated May 31, 2005, as amended (“the Agreement”), for the sale and purchase of the property commonly known as Paradise Shoppes of Largo shopping center located in Largo, Florida as legally described by the Agreement (the “Property”).

WHEREAS, Purchaser and Seller have mutually agreed to amend certain provisions of the Agreement.

NOW THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Purchaser and Seller agree as follows:

1.     Section 2(a) of the Agreement is hereby amended and restated in its entirety as follows: “The closing of the transaction contemplated by this Agreement (the “Closing”) shall occur at the office of the Earnest Money Escrowee (as hereinafter defined) or by mail-away closing on or before September 30, 2005.”

2.     Section 7(a) of the Agreement is modified to provide that the Due Diligence Period is extended through 5:00 P.M. Eastern Standard Time on August 10, 2005. At the expiration of the Due Diligence Period, as extended hereby, if Buyer does not terminate the Agreement in accordance with the provisions of said Section 7(a), Buyer shall deposit with Earnest Money Escrowee additional earnest money in the amount of Five Hundred Thousand and No/100 Dollars ($500,000.00), which additional earnest money shall be added to and considered as part of the Earnest Money and will be held and disbursed as set forth in the Agreement.

3.     With respect to Section 15(a) of the Agreement, the provisions relating to the “Extended Closing Date” and the “Extension Deposit” are hereby deleted.

4.     This Third Amendment may be executed in one or more counterparts, each of which shall constitute an original and all of which taken together shall constitute one Third Amendment. Each person executing this Third Amendment represents that such person has full authority and legal power to do so and bind the party on whose behalf he or she has executed this Third Amendment. Any counterpart to this Third Amendment may be executed by facsimile copy and shall be binding on the parties.

5.     The remaining terms and conditions of the Agreement remain unmodified and in full force and effect.

* * * * *

Seller:

WIN-Ulmerton, Ltd., a Florida limited partnership

By: PDG II, Inc., a Florida corporation, its General
Partner

By:	/s/ [ILLEGIBLE]
Name:	[ILLEGIBLE]
Title:	[ILLEGIBLE]

Buyer:

INLAND REAL ESTATE ACQUISITIONS,
INC., an Illinois corporation

By:	/s/ [ILLEGIBLE]
Name:	[ILLEGIBLE]
Title:	President

2

SECOND AMENDMENT TO AGREEMENT

THIS SECOND AMENDMENT TO AGREEMENT (the “Second Amendment”) is made and entered into as of the 15th day of July, 2005, by and between WIN-Ulmerton, Ltd., a Florida limited partnership (“Seller”) and Inland Real Estate Acquisitions, Inc., an Illinois corporation (“Purchaser”).

WITNESSETH:

WHEREAS, Seller and Purchaser entered into that certain Agreement of Purchase and Sale of Shopping Center dated May 31, 2005, (“the Agreement”), as amended, for the sale and purchase of the property commonly known as Paradise Shoppes of Largo shopping center located in Largo, Florida as legally described by the Agreement (the “Property”).

WHEREAS, Purchaser and Seller have mutually agreed to amend certain provisions of the Agreement.

NOW THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Purchaser and Seller agree as follows:

1.      Section 7(a) of the Agreement is modified to provide that the Due Diligence Period is extended through 5:00 P.M. Eastern Standard Time on July 31, 2005.

2.      This Second Amendment may be executed in one or more counterparts, each of which shall constitute an original and all of which taken together shall constitute one Second Amendment. Each person executing this Second Amendment represents that such person has full authority and legal power to do so and bind the party on whose behalf he or she has executed this Second Amendment. Any counterpart to this Second Amendment may be executed by facsimile copy and shall be binding on the parties.

3.      The remaining terms and conditions of the Agreement remain unmodified and in full force and effect.

* * * * *

(Signatures on following page)

Seller:

WIN-Ulmerton, Ltd., a Florida limited partnership

By: PDG II, Inc., a Florida corporation, its General
Partner

By:	/s/ Peter H. Monroe
Name:	Peter H. Monroe
Title:	Vice President

Buyer:

INLAND REAL ESTATE ACQUISITIONS,
INC., an Illinois corporation

By:	/s/ [ILLEGIBLE]
Name:	[ILLEGIBLE]
Title:	President

2

AMENDMENT TO AGREEMENT

THIS AMENDMENT TO AGREEMENT (the “Amendment”) is made and entered into as of the 30th day of June, 2005, by and between WIN-Ulmerton, Ltd., a Florida limited partnership (“Seller”) and Inland Real Estate Acquisitions, Inc, an Illinois corporation (“Purchaser”).

WITNESSETH:

WHEREAS, Seller and Purchaser entered into that certain Agreement of Purchase and Sale of Shopping Center dated May 31, 2005, (“the Agreement”), for the sale and purchase of the property commonly known as Paradise Shoppes of Largo shopping center located in Largo, Florida as legally described by the Agreement (the “Property”).

WHEREAS, Purchaser and Seller have mutually agreed to amend certain provisions of the Agreement.

NOW THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Purchaser and Seller agree as follows;

1.    Section 7(a) of the Agreement is modified to provide that the Due Diligence Period is extended through 5:00 P.M. Eastern Standard Time on July 15, 2005.

2.    This Amendment may be executed in one or more counterparts, each of which shall constitute an original and all of which taken together shall constitute one Amendment. Each person executing this Amendment represents that such person has full authority and legal power to do so and bind the party on whose behalf he or she has executed this Amendment.  Any counterpart to this Amendment may be executed by facsimile copy and shall be binding on the parties.

3.    The remaining terms and conditions of the Agreement remain unmodified and in full force and effect.

*  *  *  *  *

(Signatures on following page)

Seller:

WIN-Ulmerton, Ltd., a Florida limited partnership

By: PDG II, Inc., a Florida corporation, its General
Partner

By:	/s/ Peter H. Monroe
Name:	Peter H. Monroe
Title:	Vice President

Buyer:

INLAND REAL ESTATE ACQUISITIONS,
INC., an Illinois corporation

By:	/s/ [ILLEGIBLE]
Name:	[ILLEGIBLE]
Title:	President

2

AGREEMENT OF PURCHASE AND SALE OF SHOPPING CENTER

(Paradise Shoppes of Largo, Largo, Florida)

This Agreement of Purchase and Sale of Real Property (the “Agreement”) is dated as of the 31st day of May, 2005 (the “Effective Date”) and is entered into by the following parties:

SELLER :              WIN-Ulmerton, Ltd., a Florida limited partnership

BUYER :                Inland Real Estate Acquisitions, Inc., or its nominee

1.             The Property.

The property to be purchased by Buyer shall consist of the following: (a) that certain real property legally described on Exhibit A attached hereto, consisting of approximately 5.917 +/- acres of land, and 54,641 square feet of net rentable square feet, and located at the intersection of Ulmerton Road and Seminole Boulevard, Largo, Florida and commonly known as the Paradise Shoppes of Largo shopping center (the “Property”), (b) all of the right, title and interest of Seller in, to and under all Leases (as defined in subsection 5(a) below) of the Property, (c) all improvements located upon the Property, (d) all personal property, if any, owned by Seller and used in connection with the Property, (e) all shrubs, trees, plants and other landscaping located upon the Property, (f) all easements, rights of way, and other rights appurtenant to the Property, and (g) all of the right, title and interest of Seller in and to the name the Paradise Shoppes of Largo shopping center.

2.             Closing; Escrow.

(a)   The closing of the transaction contemplated by this Agreement (the “Closing”) shall occur at the office of the Earnest Money Escrowee (as hereinafter defined) or by mail-away closing on a date to be determined by Seller in its sole discretion, in any event not later than August 15, 2005. Notwithstanding the foregoing, Seller shall have the right to extend the date of Closing in accordance with the provisions of Section 15(a), below.

(b)  The Closing shall occur in accordance with the general provisions of the usual form of deed and money escrow agreement then in use by the Earnest Money Escrowee with such special provisions inserted in the escrow agreement as may be required to conform with this Agreement. Upon the creation of such escrow, anything herein to the contrary notwithstanding, payment of the Purchase Price (as hereinafter defined) and delivery of the deed shall be made through the escrow and the Earnest Money (as hereinafter defined) shall be deposited into the escrow. Counsel for the respective parties are hereby authorized to execute the escrow trust instructions, as well as amendments thereto. Each of Seller and Buyer agrees to comply with the requirements of the Earnest Money Escrowee relative to closing the transaction contemplated by this Agreement. The cost of the escrow shall be divided equally between Seller and Buyer.

3.             Consideration.

The consideration to be paid to Seller by Buyer for the purchase of the Property (the “Purchase Price”) shall be the sum of Twelve Million Eight Hundred Forty-Six Thousand and no/ 100 Dollars ($12,846,000.00). The Purchase Price shall be satisfied as follows:

(a)   Buyer shall deposit with Chicago Title and Trust Company, 171 North Clark Street, Chicago, Illinois attention: Nancy Castro (the “Earnest Money Escrowee”), an earnest money check in the sum of Two Hundred Fifty Thousand and no/100 Dollars ($250,000.00) (the “Earnest Money”) for the mutual benefit of the parties. The disposition of the Earnest Money shall be governed by the terms of this Agreement from and after the date hereof. In the event the Earnest Money Escrowee timely receives Buyer’s written notice that Buyer has elected to terminate this Agreement in accordance with the terms of the Agreement, the Earnest Money and any interest earned thereon shall be returned to Buyer. At Buyer’s option, the Earnest Money shall either be applied to the Purchase Price and paid to Seller in cash at Closing; or the full amount of the Purchase Price (after adjustments and credits) shall be funded by Buyer and the Earnest Money shall be released to Buyer.

(b)  At Closing, a cash payment in the amount of the Purchase Price plus or minus prorations, credits and adjustments as provided in Section 8 and elsewhere in this Agreement, by wire transfer or other immediately available United States funds.

4.             Inspection Rights

From and after the date hereof through the expiration of the Due Diligence Period (as hereinafter defined), Buyer may cause one or more surveyors, engineers, architects, auditors, appraisers and/or other experts of its choice to inspect any documents related to the Property and to inspect, examine, survey, obtain engineering inspections on, obtain environmental reports for, appraise, audit and otherwise perform such activities which, in the opinion of Buyer, are necessary to determine the condition of the Property and to determine the suitability of the Property for the uses and investment intended by Buyer; except that, notwithstanding the foregoing, in conducting such activities, Buyer shall not unreasonably interfere with the business of Seller or the business of Seller’s tenants. Buyer shall defend, indemnify and hold harmless Seller from and against any and all liability, loss, cost, expense and damage (including, without limitation, reasonable attorneys’ fees) suffered or incurred by Seller and caused by Buyer or its representatives or any of their respective employees or agents in connection with such activities, and, without limitation of the foregoing, Buyer shall repair any damage to the Property caused by any such activities. Buyer shall provide Seller with an insurance certificate prior to its entry onto the Property for the purposes described by this Section 4. Seller agrees to make its books and records relating to the Property available for inspection and audit by Buyer or its agents and Seller further agrees to make such representations as may be required by Buyer’s auditors in order for such auditors to issue a certified audit, at Buyer’s sole cost and expense, of the Property’s operations. Buyer may review and make copies of any of Seller’s files, books and records relating to the Property. Buyer agrees that all confidential information received from Seller and relating to the Property shall be held in confidence (except as disclosure may be required by law) whether or not this Agreement is terminated for any reason.

5.             Seller’s Required Pre-Closing Deliveries

Within five (5) days of the Effective Date, Seller shall deliver to Buyer the following (which, along with the Preliminary Commitment referred to in subsection 6(a) hereof and the Survey (as hereinafter defined), are referred to herein as “Pre-Closing Deliveries”), provided such items are in Seller’s possession or control:

(a)   a true and correct copy of the leases described upon the Rent Roll attached hereto as Exhibit E, and made a part hereof (respectively, the “Lease,” and collectively, the “Leases”) affecting the Property (and subleases and license agreements in Seller’s possession) together with all modifications and amendments thereof;

(b)  a certification from Seller (pursuant to the terms of the Rent Roll) setting forth the name of each tenant at the Property and the date of the Leases and any modifications or amendments thereto, the amount of rent payable by each tenant throughout the term of its respective Lease, any concessions granted to the tenants, the amount of security deposits, if any (or a certification that Seller is not holding any security deposits), the expiration date of the Leases, and the existence of any options to renew or extend the term of the Leases or to purchase all or any part of the Property and such information with respect to any subtenant if Seller has knowledge thereof;

(c)   a certification by Seller that there are no employees of Seller at the Property;

(d)    a certification by Seller that, other than as disclosed to Buyer, there are no service agreements, maintenance contracts or other similar agreements affecting the Property;

(e)   copies of the most recent tax bill for the Property, together with copies of any notice of assessments received by Seller, or any other information relative to taxes assessed against the Property;

(f)    copies, if any, of any environmental reports, architectural drawings, plans and specs or any similar document in Seller’s possession relating to the Property, or in the alternative, a certification from Seller that no such reports, drawings, plans or specifications are in Seller’s possession;

(g)   a certification from Seller that there is no personal property of Seller located at the Property (with the possible exception of hurricane panels which shall be included in the sale of the Property);

(h)   the most current survey of the Property and a copy of the most current title commitment or owner’s title insurance policy relative to the Property, if any, that are in Seller’s possession or control;

(i)    copies of any insurance policies or certificates insuring the Property, whether purchased by Seller or by the tenants under the Leases;

(j)    copies of certificates of occupancy for each tenant at the Property and copies of any building code violations received by Seller with respect to the Property during the last two years and evidence reasonably acceptable to Buyer that such violations have been or are in the process of being corrected, or a certification from Seller that it has not received any notice of building code violations;

(k)   the materials described on Buyer’s Due Diligence Checklist, attached hereto as Exhibit F, and made a part hereof;

(1)   as applicable (depending upon the number of years the Property has been operating), an operating statement for the Property for the two calendar years prior to the year of the Effective Date hereof, and monthly operating statements for the Property for each month of the year of the Effective Date. Such statements shall include reasonable detail of all items of income and expense, as well as all items of capital expenditures made during the relevant periods; and

(m)  an engagement and representation letter signed by Seller prepared by and for the benefit of Buyer’s auditors, substantially in the form attached hereto as Exhibit K, and made a part hereof.

6.Title and Survey Matters.

(a)   Survey.

Buyer shall, as soon as practicable after the Effective Date, obtain an update to Seller’s existing as-built survey of the Property to Buyer’s specifications (the “Survey”). The Survey shall indicate whether or not the Property or any part thereof is located within a flood plain area, and the surveyor shall prepare and deliver elevation certificates in favor of Buyer. At Buyer’s request, Seller will reasonably assist Buyer in obtaining the Survey from the surveyor. The Survey shall be certified to the Title Company, Buyer, Seller, Buyer’s lender, and Buyer’s grantee, if applicable.

(b)   Preliminary Title Report; Permitted Exceptions.

Seller shall, as soon as practicable after the Effective Date of this Agreement, furnish to Buyer and Seller a commitment for Owner’s ALTA Title Insurance, Marketable Form B, with extended coverage over the general exceptions dated not sooner than the Effective Date and applicable to the Property (the “Commitment”) issued by a national title insurance company reasonably acceptable to both Buyer and Seller (Fidelity National, First American, or Lawyer’s/LandAmerica) (the “Title Company”) setting forth the state of title to the Property including all exceptions and restrictions of record including deed restrictions, liens and covenants. Said Commitment shall indicate that Seller is the sole owner of the Property and shall indicate the amount of any real estate taxes attributable to the Property. Along with such Commitment, Buyer shall also be furnished with copies of all documents affecting the Property as reflected in the Commitment. In the event any exceptions appear in such Commitment or title documents other than the standard printed exceptions (which shall be modified in the Owner’s Title Policy as hereafter provided) or in the Survey referenced in Section 6(a), above, that are unacceptable to Buyer in its sole discretion, then Buyer shall, prior to the expiration of the Due Diligence Period (as hereinafter defined), notify Seller in writing of such fact. Seller may, at Seller’s option, undertake to eliminate or modify such unacceptable exceptions to the reasonable satisfaction of Buyer. In the event Seller is unwilling or unable, with the exercise of due diligence, to satisfy said obligations within twenty (20) days after said notice, Buyer may, at its option, (i) accept title to the Property subject to the objections raised by Buyer, without an adjustment in the Purchase Price, in which event said objections shall be deemed to be waived for all purposes; or (ii) rescind this Agreement upon notice to Seller and the Earnest Money Escrowee, whereupon the Earnest Money shall be immediately returned to Buyer with any accrued interest thereon and this Agreement shall be of no further force and effect. Notwithstanding the foregoing, Seller shall be obligated to satisfy any monetary liens encumbering the Property on or prior to the date of Closing. Further, in the event Seller undertakes to eliminate or modify any such unacceptable exceptions within the prescribed twenty (20) day period, and Seller’s completion of such acts occurs following the expiration of the Due Diligence Period, Closing shall occur within ten (10) days after the completion of Seller’s curative acts.

(c)  Manner of Conveyance; Identity of Grantee.

At Closing, Seller shall deliver to Buyer a Limited Warranty Deed with respect to the Property. On or prior to five (5) days prior to the Closing date, Buyer shall, subject to subsection 18(h) below, notify Seller in writing of the identity of Buyer’s grantee for the Property.

(d)  Title Insurance Policy.

Seller shall have furnished Buyer with the Commitment as required by Section 6(b) of this Agreement, and such Commitment shall be updated by Seller at Closing with such update showing no change in the status of title as previously approved by Buyer, and within thirty (30) days after Closing, Seller shall provide Buyer with an Owner’s Title Insurance Policy in the amount of the Purchase Price, together with the endorsements described in Section 9(c)(i), below, if available under Florida law.

7.             Buyer’s Rights to Terminate this Agreement

(a)     If Buyer is not satisfied for any reason, or for no reason, in any respect, in the judgment of Buyer, with the Property, then Buyer may terminate this Agreement provided that written notice thereof is received by Seller and Earnest Money Escrowee on or prior to 5:00 P.M., Eastern time on June 30, 2005 (the “Due Diligence Period”).

(b)     Upon termination of this Agreement pursuant to this Section 7, (i) the Earnest Money (and all interest earned thereon, if any) shall immediately be returned to Buyer by the Earnest Money Escrowee, (ii) neither party shall have any further liability or obligation to the other except for the Post-Termination Obligations, as hereinafter defined in subsection 7(c), and (iii) Buyer shall immediately return to Seller any documents received from Seller during the Due Diligence Period, and shall thereafter keep all confidential information received as a result of its inspection in confidence. Nothing contained in Section 4, or this Section 7, regarding Buyer’s confidentiality obligations shall prohibit or restrict Buyer from disclosing any confidential information received by Buyer from Seller to lawyers, accountants, auditors or other professionals utilized by Buyer as part of its due diligence investigations, or any lender or due diligence officer or personnel of any broker-dealer for the sale of securities or as may be required by law.

(c)   As used in this Agreement, the “Post-Termination Obligations” shall mean and refer to the indemnity and repair provisions of Section 4, the indemnity provisions of Section 14 hereof, and Buyer’s confidentiality obligations described under Section 4 and subsection 7(b), hereof. Such Post-Termination Obligations shall survive any termination of this Agreement.

8. Prorations and Adjustments

The following items shall be prorated and adjusted between Buyer and Seller at the Closing:

(a) Security deposits described by the Leases shall be credited to Buyer at Closing. Real estate property taxes and assessments due and payable prior to the date of Closing shall be paid in full on or prior to the Closing date. Real estate property taxes and assessments accrued and assessed against the Property but not yet due and payable shall be accounted for and prorated as of the date of Closing on the basis of the most currently issued (at the time of Closing) real estate tax bills and the net credit to Buyer shall be paid as a credit against the Purchase Price. All installments accruing prior to the date of Closing with respect to statutory taxes, liens or assessments, special or otherwise, against the Property, certified as of the date of the Closing, shall be paid by Seller and such items which are not certified, as of the date of the Closing, and all installments accruing after the date of Closing, shall be assumed by Buyer. Notwithstanding the foregoing, Seller hereby represents and warrants to Buyer that Seller has no knowledge of any special assessments affecting the Property. The real estate taxes shall be reprorated within ninety (90) days of issuance of the actual tax bills. In addition, any deposits for real estate taxes (and assessments) made by any tenant(s) shall be credited to Buyer at Closing and shall be treated as a like-amount reduction in Buyer’s real estate tax proration. If any general or special assessment (as contrasted to ad valorem taxes) are payable in installments, Buyer shall receive a cash credit at Closing for the gross amount due.

(b) Rent, percentage rent and reimbursements for common area maintenance charges, insurance premiums and other lease charges (other than real estate taxes and assessments, which shall be accounted for and prorated as provided in subsection 8(a) above) shall be accounted for and prorated as follows: except as otherwise provided in this Agreement, Buyer shall be entitled to all rents, percentage rent, miscellaneous income and reimbursements for common area maintenance charges, insurance premiums and other lease charges (other than real estate taxes and assessments) accruing on the date of and after the Closing, and Seller shall be entitled to all such items, if any, accruing prior to the Closing. At Closing, Seller shall credit Buyer in an amount equal to the scheduled rent and reimbursements through me end of the month in which Closing occurs and Seller shall retain such payments as received from the tenants. Seller and Buyer further agree that percentage rent for each tenant shall be prorated as of the Closing based upon the amount of percentage rent, if any, that was payable by such tenant in the most recently completed percentage rent year under its Lease as to which the final amount of percentage rent, if any, that is owing has been determined (but with such adjustments, if any, as Seller and Buyer mutually and reasonably agree are appropriate due to any change in the manner of calculation of percentage rent that is owing from such tenant with respect to any period as to which a proration is applicable). Seller shall not receive any credit at Closing with respect to any unpaid accrued rents, percentage rents and reimbursements for common area maintenance charges, insurance premiums and other lease charges owing from tenants of the Property as of the Closing date; provided, however, the foregoing provisions shall not apply to the Seller’s lease with Publix: Super Markets, Inc. (“Publix;” the “Publix Lease”). Any unpaid accrued rents, percentage rents and reimbursements for common area maintenance charges, insurance premiums and other lease charges owing from Publix for the calendar year during which this transaction closes shall be prorated as of the Closing date and in regard to real estate taxes, such proration shall be based upon the Property real estate taxes for the prior calendar year (unless the tax bill for the year of Closing is available). Seller shall not retain any security deposits or prepaid rent to offset any unpaid accrued rent or other unpaid amounts. With respect to any such unpaid amounts, (x) Seller shall retain the right, at its expense, to sue the applicable tenant for collection of any such unpaid amounts and, to the extent the applicable lease permits, collection costs and interest (and, in such regard, Buyer agrees to cooperate reasonably with any efforts by Seller to collect the aforesaid unpaid amounts (which cooperation shall not include Buyer incurring any third party costs); provided, however, Seller shall not be entitled to sue for possession), and (y) if Buyer collects any such unpaid amounts, Buyer shall promptly pay such amounts to Seller (and in such regard, if Buyer receives any amount from a tenant of the Property and such tenant specifically informs Buyer in writing to which lease obligation such payment is to be applied, Buyer shall so apply such payment; if such tenant does not so inform Buyer relative to how a particular payment is to be applied, Buyer shall be entitled to apply such payment first, on account of past due amounts owed to Buyer; second, on account of current amounts owed to Buyer; and third, on account of past due amounts owed to Seller). Buyer shall receive a credit at Closing in the amount of any balance remaining in any Tenant’s common area maintenance escrow account accruing from the date Seller last reconciled such account with each Tenant, less current expenses.

(c)   Expense prorations. Except insofar as the same constitute expenses pro ratable under subsection 8(a) or 8(b) above, utility charges and deposits, fuels and all other items of expense customarily prorated on the transfer of properties similar to the Property shall be prorated on an accrual basis as of the Closing date on the basis of the most recent ascertainable bills or on other reliable information with respect to each item of expense. In the alternative Seller will provide Buyer with a certification that no additional proratable items exist with respect to the Property.

(d)   For purposes of calculating prorations and adjustments, Buyer shall be deemed to be in title to the Property, and therefore entitled to income therefrom and responsible for the expenses thereof, for the entire day on which the Closing occurs provided that Seller receives the funds due to Seller at Closing at or prior to 2:00 p.m., Largo, Florida time, on the Closing date, it being understood and agreed that, if the funds are received after such time on the Closing date, Seller shall be deemed in title to the Property as aforesaid for the entire day on which the Closing occurs. Except as otherwise described, all prorations and adjustments shall be final, except that, in the event of any computational mistake or error, the parties shall make an appropriate adjustment(s) in cash between them to correct such mistake or error promptly after the discovery thereof.

(e) The obligations of Buyer and Seller set forth in this Section 8 shall survive the Closing.

9.    Costs to Buyer and Seller; Financing Costs.

(a)     Seller shall pay the following:

(i)       the cost of recording releases of any mortgage or other liens, or of any other instruments recorded to correct title defects; and

(ii)      the costs of Seller’s counsel.

(b)     Buyer shall pay the following:

(i)       costs of Buyer’s counsel;

(ii)      all recording or filing fees (other than recording fees for which Seller is responsible as provided in subsection 9(a)(i), above);

(iii)     the costs of an appraisal of the Property to be obtained by Buyer;

(iv)     the costs of a Phase I environmental site assessment of the Property to be obtained by Buyer; and

(v)      any title charges relating to Buyer’s financing, if any.

(c)     Buyer and Seller shall each pay one-half (1/2) of the following:

(i)       the costs of the Commitment, the copies of documents of record, the issuance of the Owner’s Title policy together with all Buyer required endorsements and the cost of any title curative endorsements;

(ii)      all escrow fees;

(iii)     all State, County and local or municipal transfer taxes; and

(iv)     the costs of the Survey.

10. Conditions Precedent to Buyer’s Obligation.

Buyer’s obligation to perform under this Agreement is subject to and contingent upon the following described matters. In the event such conditions are not satisfied, Buyer may terminate this Agreement by written notice to Seller prior to Closing, and upon any such termination the Earnest Money shall immediately be returned to Buyer and this Agreement shall be null and void, except for the provisions hereof that expressly survive the termination of this Agreement.

(a)     Title Condition of the Property.

The Title Company’s committing to issue the Title Policy insuring that fee simple title to the Property is vested in Buyer as required in subsection 6(d) hereof (as evidenced by a Commitment mark-up delivered to Buyer at Closing).

(b)     Completeness, Truth and Accuracy.

The completeness, truth and accuracy in all material respects, of the Rent Roll, and any certifications, schedules, covenants and statements prepared and executed by Seller as part of the Pre-Closing Deliveries, the completeness in all material respects of the Leases delivered by Seller as part of the Pre-Closing Deliveries, the completeness, truth and accuracy in all material respects, as of Closing, of the representations of Seller contained in Section 11 hereof, and the performance by Seller, to the extent possible by the date of Closing, of the covenants contained in Section 11 hereof. It shall be a condition to Buyer’s obligation to close with respect to the Property that, at the Closing, Seller shall deliver to Buyer a Certificate that shall confirm the truth and accuracy in all material respects, as of Closing, of Seller’s representations contained in this Agreement, and the representations contained in such certificate, as well as any continuing obligations of Seller hereunder, shall survive the Closing for a period of twelve (12) months.

(c)     Other Conditions.

The performance by Seller of all its obligations hereunder in all material respects, as well as satisfaction of each of the matters described in the immediately following Sections of this Agreement: (i) 15(a) (Property tenancies); (ii) 16 (Seller’s obligations regarding Leases; estoppels); and (iii) ll(d)(ii) (Publix waiver of right of first refusal).

(d)     Estoppels.

The receipt by Buyer of the tenant and REA estoppel letters described in Section 16(a), hereof.

11. Representations and Covenants of Seller

Seller hereby makes the following representations and covenants to Buyer with regard to the Property, all of which representations and covenants shall be deemed remade as of Closing and shall survive the Closing for a period of twelve (12) months:

(a)   As of the date hereof, (i) Seller, to its knowledge, is not aware of and has received no building code violation notices with respect to the Property (other than notices of violations which have been removed or corrected); (ii) Seller, to its knowledge, is not aware of and has received no notices of any action or governmental proceeding in eminent domain, or for a zoning change, which would affect the Property; and (iii) Seller, to its knowledge, is not aware of any structural problems in the improvements constructed upon the Property and the interior and exterior structures are in good condition and repair;

(b)   As of the date hereof, there are no leases or rental agreements affecting the Property other than the Leases delivered by Seller to Buyer pursuant to subsection 5(a) above. The Leases delivered to Buyer and as identified on the Rent Roll attached hereto and made a part hereof as Exhibit E (the “Rent Roll”) are true and correct copies thereof, (except for the Lease with Publix) are “triple net” and (except for the Lease with Publix) require the tenants thereunder to pay a pro rata share of taxes, insurance and common area expenses directly to Seller, as landlord under the Leases. Between the date hereof and the earlier of the Closing date or the termination of this Agreement, Seller shall not amend, modify or terminate the Leases, or enter into new leases, of space at the Property, other than in accordance with subsection 16(b) below. As of the date hereof, Seller is the holder of all of the landlord’s right, title and interest in, to and under the Leases. Seller has not received, nor is Seller aware of, any claim from any tenant under the Leases alleging any type of default by the landlord under the Leases or demanding any work or payment from landlord;

(c)   Except as may be disclosed in the Pre-Closing Deliveries, there are no persons employed by Seller in connection with the operation of the Property, and except as may be disclosed in the Pre-Closing Deliveries, there are no maintenance, advertising, management, leasing, employment, or service contracts affecting the Property that will be in effect at Closing unless expressly assumed in writing by Buyer. Otherwise, Seller shall terminate any such employee and any such contracts (not expressly assumed by Buyer) at or prior to Closing. Notwithstanding the foregoing, Seller shall not be required to terminate any such contract if such termination requires the payment by

Seller of a “termination fee.” A copy of any such agreement shall be provided by Seller to Buyer within fifteen (15) days of the Effective Date. In such instance, Buyer shall assume such contract(s) at Closing for a period not to exceed twelve (12) months from and after Closing.

(d)  That (i) Seller has the capacity and requisite authority to enter into and carry out this Agreement and the transactions contemplated hereby and will provide evidence thereof to Buyer at Closing; (ii) Seller owns fee simple title to the Property subject to all matters of record; and (iii) no third party has any right to purchase all or any part of the Property, except for Publix, pursuant to a Right of First Refusal set forth in the Publix Lease, Seller hereby agreeing to deliver the Publix waiver of such right to Buyer (or evidence of Publix waiver in accordance with the terms of the Publix Lease) prior to the date of Closing as a condition precedent to the obligations of Buyer hereunder;

(e)   Except as otherwise expressly provided herein, Seller shall not further encumber the Property or any of the improvements or personal property located thereon. Between the date of this Agreement and the earlier of the Closing date or the termination of this Agreement, Seller shall not voluntarily create any exception to title to the Property other than in accordance with subsection 16(b) below;

(f)   To the best of Seller’s knowledge, as of the date hereof, there is no suit, action or arbitration, or legal or other proceeding or governmental investigation, pending which materially and adversely affects the Property.

(g)  To the best of Seller’s knowledge, as of the date hereof, there exists at the Property no violation of any applicable federal, state or local law, statute, ordinance, rule or regulation regulating the use, generation, storage, handling or disposal of any hazardous wastes, toxic, hazardous or dangerous substances or similar substances or materials defined as hazardous, toxic or environmentally unsafe under any of the aforesaid laws, statutes, ordinances, rules or regulations; and

(h) No change in the manner of calculation of percentage rent will occur from the date of delivery of the Pre-Closing Deliveries under Section 5 hereof, through the date of Closing, except as expressly set forth in the Leases.

12. Possession; Closing Documents.

(a)   Possession.  Full possession of the Property (subject to the rights of the tenants under the Leases and any other Permitted Exceptions) shall be delivered to Buyer by Seller at Closing.

(b)   Seller’s Closing Documents.   At Closing, Seller shall deliver, or cause to be delivered, to Buyer the following, each in form reasonably acceptable to Buyer:

(i)           A Limited Warranty Deed with regard to the Property;

(ii)          An Assignment of Leases executed by Seller and in the form of Exhibit B attached hereto and relating to the Leases (which instrument shall also be executed by Seller’s managing agent, if any), and the original Leases;

(iii)         As to any assignable warranties for materials and workmanship (e.g. roof, HVAC, and parking lot), copies (hereof and an assignment executed by Seller of all of its right, title and interest in, to and under the same, and also the original transfer of such warranties assented to by the material and/or service provider at no cost or expense to Buyer;

(iv)        All as-built plans and specifications, if any, relative to the Property in the possession or control of Seller;

(v)         All certificates of occupancy, building permits and similar governmental approvals affecting the Property;

(vi)          A Closing and Proration Statement conforming to the proration and other relevant provisions of this Agreement;

(vii)         Letters to the tenants of the Property in the form attached hereto as Exhibit I, and made a part hereof;

(viii)        The tenant estoppel letters and REA estoppel letters required to be delivered pursuant to subsection 16(a) hereof; and

(ix)           Such other documents and instruments as may reasonably be required by Buyer and the Title Company and which may be necessary to consummate this transaction and otherwise to effect the agreements of the parties hereto.

(c)   Buyer’s Closing Documents.

At Closing, Buyer shall deliver, or cause to be delivered, to Seller, the following in form and substance reasonably acceptable to Seller:

(i) Cash on account of the Purchase Price (by wire transfer or other immediately available United States funds) as required by Section 3 above;

(ii) An Assignment and Assumption of the Leases executed by Buyer and in the form of Exhibit B attached hereto, and relating to the Leases in effect at Closing;

(iii) An assumption by Buyer of the warranties and contracts that are being assigned to Buyer;

(iv) A Closing and Proration Statement conforming to the proration and other relevant provisions of this Agreement; and

(v) Such other documents and instruments as reasonably may be required by Seller and the Title Company and which may be necessary to consummate this transaction and otherwise to effect the agreements of the parties hereto.

13. Default.

(a) Seller Default Discovered Prior to Closing. If, on or before the Closing date, (x) Buyer is or becomes aware that any of the representations and warranties made by Seller in this Agreement, or in any document or instrument executed by Seller and delivered to Buyer in connection with this Agreement or the Closing hereunder, including the representations made in Section 11 hereof, are not true and correct, or (y) Buyer is or becomes aware that there is any material inaccuracy in any, certifications, schedules, covenants or statements prepared and executed by Seller as part of the Pre-Closing Deliveries, or (z) Seller has failed to perform in any respect any of the covenants, agreements and indemnities contained herein or in any of the aforesaid other documents and instruments to be performed by him, her or it within the time for performance as specified herein (including Seller’s obligation to close) or therein, then, provided Buyer has notified Seller in writing of same and Seller has failed to cure such condition or circumstance or non-performance within five (5) days of receipt of such notice, Buyer’s remedies on account of any such breach shall be to:

(i) terminate this Agreement by delivering written notice of Buyer’s election to terminate to Seller and the Earnest Money Escrowee, in which event the Earnest Money (and all interest thereon) shall be returned immediately to Buyer and neither Seller nor Buyer shall have any further liability to the other except for the Post-Termination Obligations; or

(ii) complete the purchase of the Property and waive any such Seller defaults; or

(iii) waive any claim for damages and file an action (the “Specific Performance Action”) for specific performance of this Agreement to compel Seller to close, and Buyer shall be entitled to reimbursement for all of its costs and expenses, including reasonable attorneys’ fees, incurred in connection with such Specific Performance Action, if it prevails.

(b) Buyer Default. In the event that Buyer shall have failed to perform in any material respect any of the covenants, agreements and indemnities contained herein to be performed by Buyer within the time for performance as specified herein (including Buyer’s obligation to close), and provided Seller has notified Buyer in writing of the same and Buyer has failed to cure such condition or circumstance or non-performance within five (5) days of receipt of such notice, Seller’s sole remedy on account thereof shall be to terminate this Agreement by delivering written notice of its election to so terminate to Buyer, in which event the Earnest Money (not including any interest earned thereon, which shall be paid to Buyer) shall be paid to Seller as liquidated damages, it being understood that Seller’s actual damages in the event of such default are difficult to ascertain and that such proceeds represent the parties’ best current estimate of such damage and thereupon neither party shall have any further obligation to the other under this Agreement except for the Post-Termination Obligations.

14.  Brokerage.

At or prior to Closing, Seller shall pay any and all leasing fees and commissions due and payable in connection with any Lease. Buyer and Seller each represent and warrant to the other that they have dealt with no brokers, finders or intermediaries of any kind in connection with this transaction. Seller does hereby indemnify and agree to hold Buyer harmless from and against any and all causes, claims, demands, losses, liabilities, fees, commissions, settlements, judgments, damages, expenses and fees (including, without limitation, reasonable attorneys’ fees and court costs) in connection with any claim for commissions, fees, compensation or other charges relating in any way to any Lease and this transaction, or the consummation thereof, which may be made by any person, firm or entity as the result of any of Seller’s acts or the acts of Seller’s representatives, or as a result of Seller’s breach of its representations to Buyer contained in this Section. Buyer does hereby indemnify and agree to hold Seller harmless from and against any and all causes, claims, demands, losses, liabilities, fees, commissions, settlements, judgments, damages, expenses and fees (including, without limitation, reasonable attorney’s fees and court costs) in connection with any claim for commissions, fees, compensation or other charges relating in any way to this transaction, or the consummation thereof, which may be made by any person, firm, or entity as the result of any of Buyer’s acts or the acts of Buyer’s representatives, or as a result of Buyer’s breach of its representations to Seller contained in this Section. The obligations of Buyer and Seller under this Section 14 shall survive any termination of or Closing under this Agreement.

15.  Buyer’s Condition Precedent as to Property Tenancies.

(a) It is a condition to Buyer’s obligation to close that as of the date of Closing: (i) relevant portions of the Property be leased to the anchor tenants described upon the Rent Roll, and that the Property be no less than 95% (based upon gross leasable area) leased to tenants (other than the anchor tenants) under leases with all Tenant Conditions (as hereinafter defined) having been fulfilled, pursuant to the Rent Roll (collectively, the “95% Threshold”), and (ii) all tenant space shall be in a condition mutually acceptable to Buyer and Seller (with such determination to be made by not later than the expiration of the Due Diligence Period), and (iii) all tenant improvement allowances and leasing commissions for any Lease shall have been fully paid and discharged (or credited to Buyer at Closing), and (iv) there shall not then exist any material default under any Lease either on the part of Seller, as landlord, or any tenant. Buyer and Seller understand and agree that, upon Seller’s execution of me Master Lease described in the following paragraph, the 95% Threshold shall have been met; provided that a minimum of 80% of the square feet of Property floor area shall then have the Tenant Conditions met and the Master Lease shall apply only to the difference between 80% (or such higher percent then existing) and the 95% Threshold. Notwithstanding the foregoing, in the event that as of the date set for Closing in Section 2(a), above, all of the Tenant Conditions have not yet been fulfilled with respect to the space at the Property leased to Bank Atlantic (the “Bank Atlantic Space”), but the Tenant Conditions have been met for all of the remaining space (including the space leased to Publix) at the Property, Closing may occur and Seller shall enter into the Master Lease with respect to the Bank Atlantic Space. In the event, however, that as of the date set for Closing in Section 2(a), above, the 95% Threshold has not been met, Seller shall have the right to extend the date of Closing until on or before October 1, 2005 (the “Extended Closing Date”), by giving Buyer, written notice of the election to so extend prior to the then scheduled date of Closing and by delivering directly to Buyer the sum of $52,000.00 (the “Extension Deposit”) for such extension, in cash or certified funds. Such Extension Deposit shall not be applied to the Purchase Price if this transaction closes, and shall be non-refundable to Seller unless Buyer breaches this Agreement. Finally, in the event that as of the Extended Closing Date either (y) all of the Tenant Conditions have not yet been fulfilled with respect to the Bank Atlantic Space, but the Tenant Conditions have been met for all of the remaining space (including the space leased to Publix) at the Property, or (z) the Tenant Conditions have been met for the space leased to Publix and a minimum of 80% of the remaining square feet of Property floor area, Closing may occur and Seller shall enter into the Master Lease with respect to either the Bank Atlantic Space (in the case of (y) above) or the difference between 80% (or such higher percent then existing) and the 95% Threshold (n the case of (2) above).

(b) Master Lease. For purposes hereof, the term “Project Vacant Space” shall mean any tenant floor area at the Property that, as of the date of Closing, is not leased to tenants; and also, any space at the Property (A) leased to tenants that are not yet open, operating and paying full rent and reimbursable expenses, and (B) leased to any tenant under a Lease that is more than thirty (30) days overdue in its payment of rent and reimbursable expenses (collectively, the “Tenant Conditions”). Provided, however, in the event that as of the date of Closing, the 95% Threshold has not been met, and any tenant space at the Property is not leased to tenants under leases with the Tenant Conditions having been fulfilled, Seller shall deposit with Escrow Agent, as such term is defined by and pursuant to the Master Lease attached hereto as Exhibit G, and made a part hereof, from Seller’s net proceeds of sale of the Property, an amount equal to: (i) all unpaid tenant improvement allowances due under any Lease signed as of the date of Closing for which the Tenant Conditions are not then fulfilled, plus (ii) all unpaid broker commissions or consultant fees due by reason of any Lease signed as of the date of Closing for which the Tenant Conditions are not then fulfilled, plus (iii) a sum equal to the abatement of rent and reimbursable expenses under any Lease signed as of the date of Closing for which the Tenant Conditions are not then fulfilled, plus (iv) for all tenant spaces vacant and not subject to a lease as of the date of Closing, an amount equal to the sum of: (a) $5.00 per square foot of Project Vacant Space as and for leasing commissions, plus (b) $3.00 per square foot of Project Vacant Space as and for tenant improvement allowances, plus (c) the rental rate provided on the Rent Roll for each tenant space that is a part of Project Vacant Space as of the date of Closing for 12-months, plus (d) $2.85 per square foot of Project Vacant Space as and for 12-months of reimbursable expenses, plus an amount per square foot to be mutually agreed upon by Buyer and Seller prior to the expiration of the Due Diligence Period attributable to Project Vacant Space not finished to the standards described upon Exhibit O attached hereto and made a part hereof (collectively, the “Master Lease Deposit”). From the date of Closing through the date upon which all Tenant Conditions are satisfied, Escrow Agent shall pay to Buyer from the Master Lease Deposit, on the first day of each month, the amount of rent and other charges which would be due on a monthly basis from tenants of the Project Vacant Space as if the Tenant Conditions were satisfied (prorated for any partial month). That portion of the Master Lease Deposit attributable to tenant improvement allowances, and broker or consultant fees and commissions, shall be released to Seller immediately upon presentment of the required lien waivers and related documentation required by any Lease or commission agreement. The balance of the Master Lease Deposit, if any, attributable to any Project Vacant Space remaining at the time of satisfaction of the Tenant Conditions with regard to any Project Vacant Space within 12-months of the date of Closing, shall be immediately released to Seller upon satisfaction of the Tenant Conditions related to the Project Vacant Space in question. However, upon the first anniversary date of the date of Closing, all sums then remaining of the Master Lease Deposit escrow shall be released to Buyer.

16.  Seller’s Obligations Regarding the Leases

(a) Conditions to Buyer’s obligation to close with respect to the Property shall include that there shall not be a material default by either Seller, as landlord, or any tenant under a Lease, in the performance of the respective obligations thereunder, and on or prior to ten (10) days before the date of Closing under this Agreement, Buyer shall have received: (i) an estoppel certificate, in form and substance reasonably acceptable to Buyer, from each anchor tenant at the Property (as described upon the Rent Roll) and from tenants representing no less than 85% of the gross leasable area of the non-anchor tenants at the Property, an estoppel certificate, substantially in the form of Exhibit C, attached hereto and by this reference made a part hereof, with non-material changes thereto, or in another form reasonably acceptable to Buyer (Publix may deliver its typical form of estoppel); and (ii) an REA estoppel certificate substantially in the form of Exhibit D, attached hereto and made a part hereof, from each party to any reciprocal easement agreement (REA) or like-agreement affecting the Property. To the extent any non-anchor tenant does not deliver an acceptable (to Buyer) estoppel prior to Closing (after the 85% estoppel threshold has been achieved), Seller shall deliver to Buyer a Seller estoppel for each such tenant on the form of Exhibit C. Buyer shall also have the right to contact any tenant or REA party if such tenant or REA party does not deliver an estoppel certificate or if the estoppel certificate delivered by such tenant or REA party contains material changes to the required form. Seller shall use its reasonable efforts to resolve material changes between the estoppel certificate furnished to each tenant and REA party and the estoppel certificate received from any tenant and REA party.

(b) Subject to the exception set forth in Section 11 (b), above, between the date of this Agreement and the earlier of the Closing or the termination of this Agreement, Seller shall not be permitted to amend, modify or terminate any Lease affecting all or any portion of the Property, or to enter into new leases of space at the Property, without first obtaining Buyer’s prior written approval, such approval not to be unreasonably withheld.

17.  Indemnity.

From and for a period of twelve (12) months after the date of Closing of the purchase and sale of the Property, (a) Seller agrees to indemnify, protect, defend and hold Buyer, its directors, officers, employees, partners, lenders and agents harmless from and against all claims, actions, losses, damages, costs and expenses, including, but not limited to, reasonable attorney’s fees and court costs and liabilities (except those caused solely by the willful misconduct or negligent acts or omissions of Buyer or its directors, officers, employees, partners, lenders and agents), arising out of the ownership and operation of the Property prior to the Closing date, whether arising in contract, tort, or related to the actual or alleged injury to, or death of, any person or loss of or damage to property in or upon the Property; and (b) Buyer agrees to indemnify, protect, defend and hold Seller, its directors, officers, partners, employees, lenders and agents harmless from and against all claims, actions, losses, damages, costs and expenses, including, but not limited to, reasonable attorney’s fees and court costs and liabilities (except those caused solely by the willful misconduct or negligent acts or omissions of Seller or its directors, officers, partners, employees, lenders and agents), arising out of the ownership and operation of the Property by Buyer from and after the Closing date, whether arising in contract, tort, or related to the actual or alleged injury to, or death of, any person or loss of or damage to property in or upon the Property.

18.  Miscellaneous

(a) All notices, consents and approvals required by this Agreement shall be either: (i) personally delivered; or (ii) sent via facsimile transmission; or (iii) sent by overnight courier for next-business day delivery via Federal Express, UPS, Purolator or another national reputable courier. Said notices, consents and approvals shall be deemed received on the date the same are actually received or delivery thereof is refused. Said notices, consents and approvals shall be sent to the parties hereto at the following addresses, unless otherwise notified in writing:

TO SELLER:	WIN-Ulmerton, Ltd.
c/o Paradise Development Group, Inc. 2901 Rigsby Lane Safety Harbor, Florida Attn: Mr. Michael T. Wagner Facsimile: 727/726-2337 Phone: 727/726-1115

-Copy to:	Forlizzo Law Group, P.A. 2903 Rigsby Lane Safety Harbor, Florida 34695 Attn: Robert A. Forlizzo, Esquire Facsimile: 727/669-6929 Phone: 727/669-0550

TO BUYER:	Inland Real Estate Acquisitions, Inc. 2901 Butterfield Road Oak Brook, IL 60523 Attn: G. Joseph Cosenza, President Facsimile: 941-779-2000 and 630-218-4935 Phone: 941-779-1000

Copy to:	The Inland Group, Inc. 2901 Butterfield Road Oak Brook, IL 60523 Attn: Robert Baum, General Counsel Facsimile: 630-218-4900 and 630-571-2360 Phone: 630-571-2331

(b)  Waiver of Jury Trial.

Each of Seller and Buyer hereby expressly waives any right to trial by jury of any claim, demand, action or cause of action (i) arising under this Agreement or any other instrument executed or delivered in connection herewith or (ii) in any way connected with or related or incidental to its dealings with respect to this Agreement or any other instrument executed or delivered in connection herewith, or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether sounding in contract or tort or otherwise; and each of Seller and Buyer hereby agrees and consents that any such claim, demand, action or cause of action shall be decided by court trial without a jury.

(c)  Entire Agreement and Amendments.

This Agreement, together with any Exhibits referred to herein, constitute the entire understanding between the parties hereto and supersedes any and all prior arrangements or understandings between the parties. This Agreement can be amended only by a writing signed by Buyer and Seller.

(d)  Exhibits.

All exhibits attached hereto are hereby incorporated by reference and made a part hereof. Said exhibits include the following:

(i)          Exhibit A – Legal Description

(ii)         Exhibit B – Assignment of Leases

(iii)        Exhibit C – Tenant Estoppel Certificate – General

(iv)        Exhibit D – REA Estoppel Certificate

(v)         Exhibit E – Rent Roll

(vi)        Exhibit F – Inland Property Management Due Diligence Checklist

(vi)        Exhibit G – Master Lease/Escrow Agreement

(vii)       Exhibit H – INTENTIONALLY DELETED

(viii)      Exhibit I – Tenant Letter

(ix)        Exhibit J – INTENTIONALLY DELETED

(x)         Exhibit K – Audit Representation Letter

(xi)        Exhibit L – Leasing Parameters

(xii)       Exhibit M – Site Plan (Shopping Center)

(xiii)      Exhibit N – INTENTIONALLY DELETED

(xiv)      Exhibit 0 – Vanilla Box Finish Standards

(e)   Insurance; Destruction of Improvements.

Between the date of this Agreement and the earlier of the Closing date or the termination of this Agreement, Seller agrees to maintain with respect to the Property casualty insurance with replacement cost and agreed amount coverage.

If prior to Closing all or any part of the Property is destroyed or damaged or is taken by condemnation, eminent domain or other governmental acquisition provisions, then the following procedures shall apply:

(i)    If the cost of repair or replacement or the value of the governmental taking is Two Hundred Fifty Thousand and no/100 Dollars ($250,000.00) or less in the reasonable opinion of Buyer’s and Seller’s respective engineering consultants, and the Leases of the Property are not terminable on account thereof (assuming any necessary repairs, replacements or alterations required under the Leases are diligently pursued by the landlord thereunder) or, if any Leases are so terminable, the tenants under such Leases have waived their termination rights and no abatement of rent occurs as a result of the damage, destruction or condemnation, Buyer shall close and take the Property as diminished by such events with no reduction in the Purchase Price, and Seller shall assign the right to all casualty insurance and condemnation proceeds due with respect to such destruction, damage or taking to Buyer, as well as, to the extent the same are assignable, the proceeds and benefits under any rent loss or business interruption policies attributable to the period following the Closing and deductibles.

(ii)   If the cost of repair or replacement or the value of the governmental taking is greater than Two Hundred Fifty Thousand and no/100 Dollars ($250,000.00) in the reasonable opinion of Buyer’s and Seller’s respective engineering consultants, or the Leases are terminable on account thereof (assuming any necessary repairs, replacements or alterations required under the Leases are diligently pursued by the landlord thereunder) and the tenant under such Lease has not waived its termination rights, or if an abatement of rent occurs as a result of the damage, destruction or condemnation, then Buyer, at its sole option, may elect either to (x) terminate this Agreement by written notice to Seller and receive an immediate return of the Earnest Money (and all interest thereon) and neither party shall have any further liability to the other hereunder except for the Post-Termination Obligations; or (y) accept an assignment of Seller’s rights to all casualty insurance and condemnation proceeds with respect thereto with no reduction in the Purchase Price, it being understood and agreed that, in such event, Seller shall cooperate with Buyer in the adjustment and settlement of the insurance or condemnation claim. The proceeds and benefits under any rent loss or business interruption policies attributable to the period following the Closing and deductibles shall likewise, to the extent the same are assignable, be transferred and paid over to Buyer.

(iii)  In the event of a dispute between Seller and Buyer with respect to the cost of repair, restoration or replacement with respect to the matters set forth in this subsection 18(e), an engineer designated by Seller and an engineer designated by Buyer shall select an independent engineer licensed to practice in the jurisdiction where such Property is located who shall resolve such dispute. All fees, costs and expenses of the engineer so selected shall be shared equally by Buyer and Seller.

(f)   Time of the Essence.

Time is of the essence in connection with all dates or periods of time referred to herein.

(g)  Choice of Law,

This Agreement is to be governed by, and construed in accordance with, the laws of the State of Florida.

(h)   Successors and Assigns.

Except as otherwise provided herein, the provisions and covenants contained herein shall inure to and be binding upon the heirs, successors and assigns of the parties hereto. However, Buyer shall have no right to assign any of its rights, privileges, duties or obligations under this Agreement prior to Closing, without the prior written consent of Seller in its sole discretion. Notwithstanding the foregoing, Buyer shall be permitted, without Seller’s consent, to assign its rights, privileges, duties and obligations under this Agreement to an entity which is an affiliate of The Inland Group, Inc. Promptly following, and as a condition to, any assignment by Buyer permitted under this subsection 18(h), Buyer shall deliver to Seller an assumption by the assignee of all of Buyer’s duties and obligations under this Agreement. In the event Seller assigns its rights and obligations under this Agreement, the liability of Seller shall in no way be affected and the liability of the Seller for the representations, warranties and covenants made by the Seller herein shall continue as though no such assignment had been made.

(i)    Section Headings.

The headings of the Sections of this Agreement are inserted solely for convenience of reference, and are not intended to govern, limit or aid in the construction of any term or provision hereof.

(j)    Waiver.

No claim of waiver, consent or acquiescence with respect to any provision of this Agreement shall be made against either party except on the basis of a written instrument executed by or on behalf of such party. The party for whose benefit a condition is herein inserted shall have the unilateral right to waive such condition.

(k)   Further Actions.

Each of Buyer and Seller agrees to execute such further documents, and take such further actions, as may reasonably be required to carry out the provisions of this Agreement, or any agreement or document relating hereto or entered into in connection herewith. In addition, each of Buyer and Seller agrees to use reasonable efforts (not including, without limitation, the prosecution of any litigation or other actions outside of the ordinary course of business) to cause any conditions to its obligation to close to be satisfied.

(1)   Neutral Construction.

Each of the parties hereto has been involved in the negotiation, review, and execution of this Agreement and each has had the opportunity to receive independent legal advice from attorneys of its choice with respect to the advisability of making and executing this Agreement. In the event of any dispute or controversy regarding this Agreement, the parties hereto shall be considered to be the joint authors of this Agreement and no provision of this Agreement shall be interpreted against a party hereto because of authorship.

(m)  Tax Free Exchange.

Each party hereby agrees to take reasonable actions at Closing as are reasonably necessary to help the other to effectuate a like-kind exchange of the Property pursuant to Section 1031 of the Internal Revenue Code (the “Code”). Provided, however, that in no event shall the non-requesting party be required to sign any document, nor take title to any other real property, nor to incur any additional expenses or liability in order to effectuate the like-kind exchange. In addition, the Closing shall not be delayed by the requesting party, Seller or Buyer, as the case may be, agrees to indemnify, defend and hold the other party harmless from and against any and all costs, expenses, claims and other liabilities of any kind arising with regard to the effectuation of a tax free exchange as described herein. Notwithstanding anything to the contrary provided herein, the non-requesting party makes no representations or warranties as to the tax treatment of the transaction contemplated hereby or the ability of the transaction contemplated to qualify for like-kind exchange treatment pursuant to Section 1031 of the Code. In the event both parties desire to effectuate a like-kind exchange as described herein, each party shall pay any and all costs associated with their respective transactions,

(n)   Business Day.

As used herein, the term “Business Day” means any day other than Saturday, Sunday and any day which is a legal holiday in the State of Florida.

(o)   Time Periods. In the event the time for performance of any obligation hereunder expires on a day that is not a Business Day, the time for performance shall be extended to the next Business Day,

(p)   Attorney’s Fees. In the event of any dispute hereunder or of any action to interpret or enforce this Agreement, any provision hereof or any matter arising therefrom, the prevailing party shall be entitled to recover its reasonable costs, fees and expenses, including, but not limited to, witness fees, expert fees, consultant fees, attorney, paralegal and legal assistant fees, costs and expenses and other professional fees, costs and expenses whether suit be brought or not, and whether in settlement, in any declaratory action, at trial or on appeal. For purposes of this paragraph, the term “prevailing party” shall mean, in the case of the claimant, one who is successful in obtaining substantially all relief sought, and in the case of the defendant or respondent, one who is successful in denying substantially all of the relief sought by the claimant.

(q)   Time Limit on Execution. In the event Buyer has not signed and returned to Seller a copy of this Agreement signed by Buyer by 5:00 p.m. on June 3, 2005, or sooner, this Agreement shall be deemed null and void with neither party having any further obligation to the other.

(r)    No Recordation. Neither this Agreement nor a record or a memorandum thereof shall be recorded in the Public Records of any county in the State of Florida by either party hereto.

(PLEASE SEE FOLLOWING PAGE FOR SIGNATURES)

IN WITNESS WHEREOF, the Buyer has executed this document as of the day and year first hereinabove written.

BUYER:	Inland Real Estate Acquisitions, Inc.,
an Illinois corporation

	By:	/s/ G. Joseph Cosenza
G. Joseph Cosenza, President

SELLER:	WIN-Ulmerton, Ltd.,
a Florida limited partnership

	By:	PDG II, Inc., a
Florida corporation, its General Partner

	By:	/s/ Peter H. Monroe
Peter H. Monroe
Vice President

Date of Acceptance by Seller: May 31, 2005

EXHIBIT A

Legal Description

Lot 2, HOME DEPOT LARGO PLAT, according to die plat thereof recorded in Plat Book 128, Pages 76, 77 and 78 of the public records of Pinellas County, Florida.

Property Address:

P.I.N.:                                     03/30/15/40911/000/0020

EXHIBIT B

ASSIGNMENT OF LEASES

For and in consideration of Ten Dollars ($10.00) in hand paid, and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged,                                                                                                                                                                                                                                                                                                                                                                                          (“Seller”) and as leasing agent for said Seller (collectively, “Assignor”), hereby assign to Inland                                              (“Assignee”) as managing agent for Inland Southeast              , and its successors or assigns, all of Assignor’s right, title and interest in, to and under that certain lease described on Exhibit B attached hereto and made a part hereof, which lease relates to that certain real Property legally described on Exhibit A attached hereto and made a part hereof. Assignor shall remain responsible and liable for all liabilities and expenses and landlord obligations relating to the lease which occurred and accrued prior to the date of this Assignment.

IN WITNESS WHEREOF, Assignor has executed and delivered this Assignment of Leases as of the          day of                      , 2005.

ASSIGNOR:

Seller

By:
managing agent

ACCEPTANCE AND ASSUMPTION

The undersigned, Inland US Management LLC, as managing agent for Inland                 , and its successors or assigns, and the Assignee under the foregoing Assignment of Leases, hereby accepts such assignment and assumes all obligations of the landlord under the leases referenced therein arising on or after the date of this Acceptance and Assumption.

The undersigned represents and warrants to the Assignor under the foregoing Assignment of Leases that it is authorized to execute this Acceptance and Assumption as managing agent for Inland Southeast                 , and its successors or assigns, and that this Acceptance and Assumption shall be binding upon, and shall constitute the enforceable obligation of Inland Southeast                 , and its successors or assigns.

IN WITNESS WHEREOF, the undersigned Assignee has executed and delivered this Acceptance and Assumption as of the         day of                           , 2005.

Inland US Management LLC, as
managing agent for Inland ,
and its successors or assigns

BY:

Name:

Its:

EXHIBIT C

Tenant Estoppel Certificate Form - General

To:

Inland Real Estate Acquisitions, Inc., and

Inland              , L.L.C. (insert Inland nominee entity),

and its lenders, successors and assigns (“Buyer”)

2901 Butterfield Road

Oak Brook, Illinois 60523

Attention: Robert Brinkman

Re:          Lease Agreement dated                                      and amended                                      (“Lease”), between                                      as “Landlord”, and                                                                          , as “Tenant”, guaranteed by                                                    (“Guarantor”) for leased premises known as                                                                          (the “Premises”) of the property commonly known as                                                                                                    (the “Property”).

1.             Tenant hereby certifies that the following represents with respect to the Lease are accurate and complete as of the date hereof.

a.	Dates of all amendments, letter
agreements, modifications and waivers
related to the Lease

b.	Commencement Date

c.	Expiration Date

d.	Current Annual Base Rent

		Adjustment Date	Rental Amount

e.	Fixed or CPI Rent Increases

f.	Square Footage of Premises

g.	Security Deposit Paid to Landlord

h.	Renewal Options	Additional Terms for
years at $ per year

i.	Termination Options	Termination Date
Fees Payable

2.	Tenant further certifies to Buyer that:

a.	the Lease is presently in full force and effect and represents the entire agreement between Tenant and Landlord with respect to the Premises;

	b.	the Lease has not been assigned and the Premises have not been sublet by Tenant;
c.

Tenant has accepted and is occupying the Premises, all construction required by the Lease has been completed and any payments, credits or abatements required to be given by Landlord to Tenant have been given;

	d.	Tenant is open for business or is operating its business at the Premises;
	e.	no installment of rent or other charges under the Lease other than current monthly rent has been paid more than 30 days in advance and Tenant is not in arrears on any rental payment or other charges;
	f.	Landlord has no obligation to segregate the security deposit or to pay interest thereon;
	g.	Landlord is not in default under the Lease and no event has occurred which, with the giving of notice or passage of time, or both, could result in a default by Landlord;
	h.	Tenant has no existing defenses, offsets, liens, claims or credits against the payment obligations under the Lease;
	i.	Tenant has not been granted any options or rights to terminate the Lease earlier than the Expiration Date (except as stated in paragraph l(i));
	j.	Tenant has not been granted any options or rights of first refusal to purchase the Premises or the Property;
k.

Tenant has not received notice of violation of any federal, state, county or municipal laws, regulations, ordinances, orders or directives relating to the use or condition of the Premises or the Property;

1.

no hazardous wastes or toxic substances, as defined by all applicable federal, state or local statutes, rules or regulations have been disposed, stored or treated on or about the Premises or the Property by Tenant;

	m.	the Lease does not give the Tenant any operating exclusives for the Property; and
	n.	Rent has been paid through , 2005.

3.

This certification is made with the knowledge that Buyer is about to acquire title to the Property and obtain financing which shall be secured by a deed of trust (or mortgage), security agreement and assignment of rents, leases and contracts upon the property. Tenant acknowledges that Buyer’s interest in the Lease (as landlord) will be assigned to a lender as security for the loan. All rent payments under the Lease shall continue to be paid to landlord in accordance with the terms of the Lease until Tenant is notified otherwise in writing by Buyer’s lender or its successors and assigns. In the event that a lender succeeds to landlord’s interest under the Lease, Tenant agrees to attorn to the lender at lender’s request, so long as the lender agrees that unless Tenant is in default under the Lease, the Lease will remain in full force and effect. Tenant further acknowledges and agrees that Buyer (including its lender), their respective successors and assigns shall have the right to rely on the information contained in this Certificate. The undersigned is authorized to execute this Tenant Estoppel Certificate on behalf of Tenant.

[TENANT]

By:

Its:

Date:	, 2005

GUARANTOR ESTOPPEL CERTIFICATE

Date:                       ,  2005

To:

Inland Real Estate Acquisitions, Inc., and

Inland                , L.L.C. (insert Inland nominee entity),

and its lenders, successors and assigns (“Buyer”)

2901 Butterfield Road

Oak Brook, Illinois 60523

Attention: Robert Brinkman

Re: Guaranty Agreement dated                 (“Guaranty of Lease”) pertaining to that certain lease dated                            between                                                                                          as Landlord and                        as Tenant for leased premises known as                (the “Premises”) located at the property commonly known as                       (the “Property”).

1.     Guarantor certifies to Lender and Buyer that: (a) the Guaranty of Lease has been properly executed by Guarantor and is presently in full force and effect without amendment or modification except as noted above; (b) Guarantor has no existing defenses, offsets, liens, claims or credits against the obligations under the Guaranty of Lease.

2.     This certification is made with the knowledge that Buyer is about to acquire title to the Property and a lender is about to provide Landlord with financing which shall be secured by a deed of trust (or mortgage), security agreement and assignment of rents, leases and contracts upon the Property.  Guarantor further acknowledges and agrees that Buyer and its lender and their respective successors and assigns shall have the right to rely on the information contained in this Certificate.

3.     The undersigned is authorized to execute this Guarantor Estoppel Certificate on behalf of Guarantor.

[GUARANTOR]

By:

Its:

EXHIBIT D

REA ESTOPPEL CERTIFICATE

REA ESTOPPEL STATEMENT

The undersigned                          , a                    corporation (“         ”), is a party to the                           (REA) recorded on                                                                                      ,              in Book               , Page           of the Public Records of          County,            (the “REA”), between and among           ,                                     , a                (“Declarant”), and                                , a                      (corporation) (“                 “), with respect to the                                    Shopping Center in               ,                 (the “Shopping Center”)                 has been advised that Declarant is in process of selling Declarant’s interest in the Shopping Center to INLAND (entity) having a notice address of 2901 Butterfield Road, Oak Brook, Illinois 60523, Attention: Vice Chairman (together with its lender, and their successors and assigns, collectively referred to herein as “Buyer”).                    hereby states to Buyer as follows:

1.             The REA has not been amended and is in full force and effect.

2.             The REA is presently in full force and effect according to its terms.

3.                               has neither given nor received any notice of default with respect to the REA. To the best of                      ’s knowledge (whereby knowledge shall be limited to the party signing this REA Estoppel Agreement on behalf of                 ), neither                nor any other party is in default under the REA.

4.             As provided under Section         of the                       REA,                      acknowledges and agrees that, upon its acquisition of Declarant’s interest in the Shopping Center, Buyer shall be entitled to all of the benefits, rights, privileges and burdens of the Declarant under the REA.

5.             The gross leasable area of the                       store is                                           .

6.                                  ‘s last contribution for common area maintenance costs and expenses was for the month of                  , 2005 in the amount of $                                .

This Statement does not (a) constitute a waiver of any rights                      may have under the REA, or (b) modify, alter, or change any of the terms or conditions of the REA.  No officer or employee signing this Statement on behalf of                      shall have any personal liability as a result of having given this statement.                      shall be estopped from asserting any claim or defense against Buyer to the extent such claim or assertion is based upon facts, now known to                     , which are contrary to those contained herein, if Buyer has acted in reasonable reliance upon such statements without knowledge of facts to the contrary. This Statement is given solely for Buyer’s information and may not be relied upon by anyone other than Buyer, or in connection with any transaction other than the transaction described above. Capitalized terms used in this Statement, unless otherwise defined, will have the meanings ascribed to such terms in the REA.

a (corporation)

By:

Its:

Note:   Buyer and Seller agree that the parties required to execute this Exhibit D shall be limited to those parties (excluding local shop space in-line tenants) who have economic obligations under the REA.

EXHIBIT E

Rent Roll

6/08/05		PDG Management, Inc.	4:47 pm

Door: ERIKA		Commercial Rent Roll	Page: 1

Property:	Paradise Shoppes of Largo Largo, FL 33771	Report Date From: 6/01/05 To: 6/30/05

						PRORATED		BASE RENT
		SQ. FOOT	TERM		UNIT INFO	BASE RENT	RENT PER	INCREASE
TENANT	UNIT REF NO.	OCCUPIED	FROM	TO	BASE RENT	ANNUAL	SQ FT/YR	(DATE)
Publix Super Markets #1034	1048-A1	44840	7/14/05	7/31/25	51967.15	618805.80	13.80

Hairmasters #60777	1048-B1	1400			2916.67	35000.04	25.00

Chi Ban	1048-B2	1400			2683.33	32199.96	23.00

Bank Atlantic	1048-B3	4200			8750.00	105000.00	25.00

*** VACANT ***	1048-B6	1400			0.00	0.00	0.00

*** VACANT ***	1048-B7	1400			0.00	0.00	0.00

TOTALS:		54640			65917.15	791005.80	15.26

Total Occupied Square Foot:		51840
Total Vacant Square Foot:		2800

GRAND TOTALS:		54640			65917.15	791005.80	15.26

Total Occupied Square Foot:		51840
Total Vacant Square Foot:		2800

	BASE RENT
	INCREASE	OPERATING EXPENSE		REAL ESTATE TAX		CPI EXPENSE		GROSS RENTS
TENANT	(AMOUNT)	MONTH	SQ FT/YR	MONTH	SQ FT/YR	MONTH	SQ FT/YR	SQ FT/YR	TOTAL
Publix Super Markets #1034	0.00	0.00	0.00	0.00	0.00	0.00	0.00	13.80	51,567.15

Hairmasters #60777	0.00	0.00	0.00	0.00	0.00	0.00	0.00	25.00	2,916.67

Chi Ban	0.00	0.00	0.00	0.00	0.00	0.00	0.00	23.00	2,683.33

Bank Atlantic	0.00	0.00	0.00	0.00	0.00	0.00	0.00	25.000	8,750.00

*** VACANT ***	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

*** VACANT ***	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

TOTALS:		0.00	0.00	0.00	0.00	0.00	0.00	14.48	65,917.15

Total Occupied Square Foot:
Total Vacant Square Foot:

GRAND TOTALS:		0.00	0.00	0.00	0.00	0.00	0.00	14.48	65,917.15

Total Occupied Square Foot:
Total Vacant Square Foot:

EXHIBIT F

INLAND PROPERTY MANAGEMENT

DUE DILIGENCE CHECKLIST

Please see separate attachment.

EXHIBIT G

THE “MASTER LEASE”

To be attached

MASTER LEASE

ESCROW AGREEMENT

This MASTER LEASE ESCROW AGREEMENT is made and entered into as of the            day of                  , 2005, by and among WIN-Ulmerton, Ltd., a Florida limited partnership (hereinafter referred to as “Seller”), Inland American Largo Paradise, L.L.C., a Delaware limited liability company (hereinafter referred to as “Buyer”), and Chicago Title and Trust Company (hereinafter referred to as “Escrow Agent”) having as its address Attention: Nancy Castro, 171 North Clark Street, Chicago, Illinois.

WITNESSETH:

WHEREAS, pursuant to that certain Agreement of Purchase and Sale of Shopping Center dated as of the 31st day of May, 2005 (the “Contract”), Buyer acquired on and as of the date hereof from Seller certain real property commonly known as Paradise Shoppes of Largo shopping center located in Largo, Florida, as more particularly described by the Contract (the “Property”); and

WHEREAS, Seller has agreed to deposit with Escrow Agent the sum of                                         and no/100 Dollars ($                 ) (the “Vacant Space Escrow Deposit”) with respect to Seller’s obligation to pay rent and reimbursable expenses to Buyer for Property vacant spaces:         ,         and         not fulfilling the Tenant Conditions (as hereinafter defined) and as more particularly described upon Exhibit A, attached hereto and made a part hereof (collectively, the “Vacant Space”) space at the Property; and

WHEREAS, Seller has agreed to deposit with Escrow Agent the sum of                                         and no/100 Dollars ($                 ) (the “Leased Space Escrow Deposit”) with respect to Seller’s obligation to pay rent and reimbursable expenses to Buyer for the Property tenant spaces under lease: N/A, either not yet fulfilling the Tenant Conditions (and/or more than 30-days overdue in payment of rent) and as more particularly described upon Exhibit A, (collectively, the “Leased Space not Fulfilling Tenant Conditions”); and

WHEREAS, Seller has agreed to deposit with Escrow Agent the sum of                                         and no/100 Dollars ($                 ) (the “TI/LC Escrow Deposit”) with respect to Seller’s obligation to pay for tenant improvement allowances and leasing commissions for Vacant Space and as more particularly described upon Exhibit A; and

WHEREAS, Escrow Agent is willing to accept the Leased Space Escrow Deposit, and the Vacant Space Escrow Deposit, and the TI/LC Escrow Deposit, and hold and disburse same in accordance with the terms and conditions set forth below.

NOW, THEREFORE, for and in consideration of the premises hereto, the covenants and agreements hereinafter made, and for Ten Dollars ($10.00) in hand paid to Escrow Agent, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.  Seller hereby deposits with Escrow Agent, and Escrow Agent hereby acknowledges receipt of the Leased Space Escrow Deposit, and the Vacant Space Escrow Deposit, and the TI/LC Escrow Deposit. Escrow Agent hereby agrees to deposit the Leased Space Escrow Deposit, and the Vacant Space Escrow Deposit, and the TI/LC Escrow Deposit, into an interest bearing account with a bank reasonably satisfactory to Buyer, Seller and Escrow Agent with interest accruing for the benefit of Seller. The federal taxpayer identification of Seller is as follows: 42-1590052.

2.    Leased Space Escrow Deposit.   Escrow Agent shall retain the Leased Space Escrow Deposit in the account, and shall cause the same to be paid in the manner described herein. The Leased Space Escrow Deposit is attributable to the Leased Space not Fulfilling Tenant Conditions. Buyer shall receive a prorated credit (calculated in accordance with the allocations described in the immediately following sentence) from the Leased Space Escrow Deposit on the date of Closing (as defined in the

Contract) for the rent and reimbursable expenses attributable to the Leased Space not Fulfilling Tenant Conditions from the date of Closing through the end of the month in which Closing occurs. Thereafter, Buyer shall receive (and Escrow Agent is hereby authorized to pay to Buyer without further direction from Seller) monthly payments, in advance, for rent and reimbursable expenses, from the Leased Space Escrow Deposit, in the monthly amounts described upon Exhibit A and attributable to each space so described (prorated for any partial months) (collectively, the “Leased Space Monthly Payment”). The Leased Space Monthly Payment shall respectively be made by Escrow Agent to Buyer until such time as the respective tenants under Leased Space not Fulfilling Tenant Conditions described upon Exhibit A have: (a) accepted its premises, and (b) opened for business at the Property to the public, and (c) commenced paying rent and other charges under its lease, and (d) delivered to Buyer evidence that all leasing commissions and tenant improvement allowances are fully paid, and (e) delivered a certificate of occupancy to Buyer for the space (collectively, the “Tenant Conditions”). Buyer shall promptly notify Seller and Escrow Agent of the date a tenant satisfies the Tenant Conditions. The balance of the Leased Space Escrow Deposit remaining after satisfaction of the Tenant Conditions for such space shall then be released to Seller upon the joint direction of Seller and Buyer, with such disbursement to occur within two (2) business days after Escrow Agent’s receipt of notification from Buyer of the tenant’s satisfaction of Tenant Conditions. Any rent and reimbursable expenses received by Buyer from any Leased Space not Fulfilling Tenant Conditions tenant shall be promptly remitted by Buyer to Seller (to the extent Buyer has been paid pursuant to the terms of this Agreement).

3.    Vacant Space Escrow Deposit.   Escrow Agent shall retain the Vacant Space Escrow Deposit in the account, and shall cause the same to be paid in the manner described herein.  The Vacant Space Escrow Deposit is attributable to the Vacant Space. Buyer shall receive a prorated credit (calculated in accordance with the allocations described in the immediately following sentence) from the Vacant Space Escrow Deposit on the date of Closing for the rent and reimbursable expenses attributable to the Vacant Space from the date of Closing through the end of the month in which Closing occurs. Thereafter, Buyer shall receive (and Escrow Agent is hereby authorized to pay to Buyer without further direction from Seller) monthly payments, in advance, for rent and reimbursable expenses, from the Vacant Space Escrow Deposit, in the monthly amounts described upon Exhibit A and attributable to each space so described (prorated for any partial months) (collectively, the “Vacant Space Monthly Payment”). The Vacant Space Monthly Payment shall be made by Escrow Agent to Buyer until such time as tenants under leases for the Vacant Space have respectively satisfied the Tenant Conditions. Buyer shall promptly notify Seller and Escrow Agent of the date any tenant satisfies the Tenant Conditions. As the Vacant Space is leased during the 12-month period following the date of Closing, with the Tenant Conditions having then been satisfied, the balance of the Vacant Space Escrow Deposit attributable to each such leased Vacant Space shall then be released to Seller upon the joint direction of Seller and Buyer, with such disbursement to occur within two (2) business days after Escrow Agent’s receipt of notification from Buyer that Vacant Space is leased with the Tenant Conditions having been satisfied. The balance of the Vacant Space Escrow Deposit attributable to the Vacant Space not yet leased, if any, remaining on the 1st day of the 2nd year following the date of Closing, shall be released to Seller reduced by the following described sums which shall then be payable to Buyer: any pending (and not yet paid by Escrow Agent) funds disbursement requests made by Buyer in accordance with the terms of this Agreement. Any rent and reimbursable expenses received by Buyer from any Vacant Space tenant shall be promptly remitted by Buyer to Seller (to the extent Buyer has been paid pursuant to the terms of this Agreement).

4.    Tenant Improvement Allowances and Leasing Commissions Deposit. The TI/LC Escrow Deposit is applicable to the Vacant Space on the basis of the product of                  and no/100 Dollars ($                 ) as and for leasing/brokerage commissions (“LC”) and tenant improvement allowances (“TI”), multiplied by                 square feet of Vacant Space.  That portion of the TI/LC Escrow Deposit attributable to LC shall be released from the Escrow Deposit by Escrow Agent upon the joint direction of Seller and Buyer accompanied by signed lien waivers and invoices from the applicable real estate brokers.  That portion of the TI/LC Escrow Deposit attributable to TI shall be released by Escrow Agent upon the joint direction of Seller and Buyer accompanied by the documentation required by each lease, and in any event, no less documentation than copies of invoices and mechanics lien waivers in the amount of each request shall accompany the draw request. As each portion of the Vacant Space is leased to tenants during the 1-year period following the date of Closing, and the Tenant Conditions are fulfilled as to such tenant(s), the amount of non-allocated TI/LC Escrow Deposit attributable to each of such space(s) shall then be released to Seller upon the joint direction of Seller and Buyer, with such disbursement to occur within two (2) business days after Escrow Agent’s receipt of notification from Buyer that Vacant Space is leased with the Tenant Conditions having been satisfied. Any non-allocated TI/LC Escrow Deposit remaining on the 1st day of the 2nd year following the date of Closing, for any then Vacant Space, shall be released to Buyer.

5.   Escrow Administration. The costs of administration of this Escrow Agreement by Escrow Agent in the sum of Seven Hundred Fifty and no/100 Dollars ($750.00) per year shall be shared equally by Seller and Buyer.  This Escrow Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, principals, successors and assigns and shall be governed and construed in accordance with the laws of the State of Florida.  No modification, amendment or waiver of the terms hereof shall be valid or effective unless in writing and signed by all of the parties hereto.  This Escrow Agreement may be executed in multiple counterpart originals, each of which shall be deemed to be and shall constitute an original.  If there is any conflict between the terms of this Escrow Agreement and the terms of the Contract, the terms of this Escrow Agreement shall control.

6.   Notices. All notices, requests, consents and other communications hereunder shall be sent to each of the following parties and be in writing and shall either be: (i) delivered by facsimile transmission, or (ii) personally delivered, or (iii) sent by Federal Express or other overnight or same day courier service providing a return receipt, (and shall be effective when received, when refused or when the same cannot be delivered, as evidenced on the return receipt) to the following addresses:

If to Seller:	WIN-Ulmerton, Ltd.
c/o Paradise Development Group, Inc.
2901 Rigsby Lane
Safety Harbor, Florida
Attention: Mr.
	Facsimile:	(727) 726-2337
	Telephone:	(727) 726-1115

Copy to:	Forlizzo Law Group, P.A.
2903 Rigsby Lane
Safety Harbor, Florida 34695
Attention: Robert A. Forlizzo, Esquire
	Facsimile:	(727) 669-6929
	Telephone:	(727) 669-0550

If to Buyer:	Inland American Largo Paradise, L.L.C.
2901 Butterfield Road
Oak Brook, Illinois 60523
Attention: Rob Barg
	Facsimile:	(630) 218-4928

Copy to:	The Inland Group, Inc.
2901 Butterfield Road
Oak Brook, Illinois 60523
Attention: Robert Baum, General Counsel
	Facsimile:	(630) 18-4900 and (630) 571-2360

If to Escrow Agent:	Ms. Nancy Castro
Chicago Title and Trust Company
171 North Clark Street
Chicago, Illinois
Facsimile:
Telephone:

7.     Counterparts.  This Escrow Agreement may be executed in counterparts and shall constitute an agreement binding on all parties notwithstanding that all parties are not signatories of the original or the same counterpart.  Furthermore, the signatures from one counterpart may be attached to another to constitute a fully executed original. The Escrow Agreement may be executed by facsimile.

8.     Reporting.  Escrow Agent agrees to deliver to Buyer and Seller, on a monthly basis, a copy of the bank statement of account of the Escrow Deposit. Such monthly statements shall be delivered to: Inland Retail Real Estate Trust, Inc., 200 Waymont Court, Suite 126, Unit 10, Lake Mary, Florida 32746 (telephone: 407-688-6540; facsimile: 407-688-6543).

9.     Potential Adjustment to Purchase Price. Seller and Buyer shall calculate an adjustment to the Purchase Price based upon the following described formula:

The Purchase Price shall be adjusted as follows:

(i)        as of the date of this Agreement, calculate the total square feet of Project Vacant Space and multiply that sum by the base rental per square foot values, described on a space-by-space basis upon the Rent Roll, to obtain the Project Vacant Space base rent value (the “Vacant Space Base Rent Value”). The Vacant Space Base Rent Value shall be calculated as to both the aggregate Project Vacant Space as well as to Project Vacant Space on a space-by-space basis; then

(ii)       during the twelve (12) month term of this Master Lease Escrow Agreement, as an individual unit(s) of Project Vacant Space is leased, calculate the square feet of Project Vacant Space on a space-by-space basis leased to tenants under Leases (from the date of this Agreement to the date of Closing) which are then open for business, operating and paying base rent and reimbursable expenses per their respective Leases (the “Leased Space”); and then multiply the Leased Space by the actual base rent payable by such tenants under such Leases (on a space-by-space basis) to obtain, on a space-by-space basis, the Leased Space base rental value for each individual space (the “Leased Space Base Rent Value”); then

(iii)      subtract the Vacant Space Base Rent Value attributable to Leased Space from the Leased Space Rent Value (on a space-by-space basis), and divide the value so obtained by              , to obtain, on a space-by-space basis, the “Adjustment to Purchase Price Value.” If the Adjustment to Purchase Price Value is a positive number, the amount will be added to the Purchase Price and paid by Buyer to Seller at such time as the Vacant Space Escrow Deposit related to the individual space of Leased Space is disbursed pursuant to Section 3, above.

In calculating the Leased Space Base Rent Value contemplated by subparagraph (ii), above, there shall be included in such calculation any rental income received from tenants occupying individual tenant panels on any shopping center signage.

PLEASE SEE FOLLOWING PAGE FOR SIGNATURES

IN WITNESS WHEREOF, each of the parties hereto has caused this Escrow Agreement to be signed and delivered as of the day and year first above written.

BUYER:

Inland American Largo Paradise, a Delaware limited liability company

By: Inland Western Retail Real Estate Trust, Inc., a Maryland
corporation

By:
Name:
As Its:

SELLER:

WIN-Ulmertom, Ltd., a Florida limited partnership

By: PDG II, Inc., a Florida corporation, its General Partner

By:
Name:
As Its:

ESCROW AGENT:

Chicago Title and Trust Company

By:
Name:
As Its:

EXHIBIT H

INTENTIONALLY DELETED

EXHIBIT I

TENANT LETTER
Please see separate attachment

EXHIBIT J

INTENTIONALLY DELETED

EXHIBIT K

AUDIT REPRESENTATION LETTER

               , 2005

KPMG LLP

Peat Marwick Plaza

303 E Wacker

Chicago, Illinois 60601

Ladies and Gentlemen:

We are writing you at your request to confirm our understanding that your audit of the Historical Summary of Gross Income and Direct Operating Expenses (Historical Summary) of                  (the Property) for the twelve months ended December 31, 2004 was made for the purpose of expressing an opinion as to whether the Historical Summary presents fairly, in all material respects, the gross income and direct operating expenses in conformity with the accrual basis of accounting. In connection with your audit we confirm, to the best of our knowledge and belief, the following representations made to you during your audit:

We have made available to you:

All financial records and related data.

All minutes of the meetings of stockholders, directors, and committees of directors, or summaries of actions of recent meetings for which minutes have not yet been prepared.

There have been no:

Instances of fraud involving any member of management or employees who have significant roles in internal control.

Instances of fraud involving others that could have a material effect on the Historical Summary.

Other instances of fraud perpetrated on or within the Property.

Communications from regulatory agencies concerning noncompliance with, or deficiencies in, financial reporting practices that could have a material effect on the Historical Summary.

Violations or possible violations of laws or regulations, the effects of which should be considered for disclosure in the Historical Summary or as a basis for recording a loss contingency.

There are no:

Unasserted claims or assessments that our lawyer(s) has (have) advised us are probable of assertion and must be disclosed in accordance with Statement of Financial Accounting Standards (SFAS) No, 5, Accounting for Contingencies.

Material liabilities or gain or loss contingencies that are required to be accrued or disclosed by SFAS No. 5.

Material transactions that have not been properly recorded in the accounting records underlying the Historical Summary.

Events that have occurred subsequent to the balance sheet date and through the date of this letter that would require adjustment to or disclosure in the Historical Summary.

The Property has complied with all aspects of contractual agreements that would have a material effect on the Historical Summary in the event of noncompliance.

All income from operating leases is included as gross income in the Historical Summary. No other forms of revenue are included in the Historical Summary.

Further, we confirm that we are responsible for the fair presentation in the Historical Summary of Gross Income and Direct Operating Expenses for the twelve months ended December 31, 2004, in conformity with generally accepted accounting principles.

Sincerely,

EXHIBIT L

LEASING PARAMETERS

1.             The proposed use shall be a use typically found in retail centers of this type.

2.             The proposed use does not violate any exclusions or restrictions existing in any other tenant’s lease or covenants existing in any other documents of record.

3.             The lease is for an original term of not less than 3 years, nor more than 10 years.

4.             No concessions shall be provided to the tenant which would be at Buyer’s expense.

5.             All leases shall be prepared substantially in accordance with the small shop tenant lease form approved by Buyer during the Due Diligence Period subject to commercially reasonable variances and prevailing market parameters.

6.             The proposed tenant has successful retail and/or business operating experience including, but not limited to, three years in the type of business to be operated at the leased premises.   In the absence of three years experience, the prospective tenant must be an approved franchisee or a recognized franchisor.

7.             The proposed tenant (or the franchisor, if applicable) shall have more than one location or shall be relocating to the Property an existing business.

8.             The proposed tenant and/or lease guarantor has an aggregate net worth of at least two years of the total aggregate annualized rent, including all expenses, for any tenant of the leased premises up to 7,000 square feet.

9.             Said leases shall average at least 3% increases per year over the primary term of the lease.

10.           The tenant’s lease will not include rent reductions, co-tenancy, or early termination clauses of any kind.

11.            In addition to tenant’s base rent, the leases will include 100% reimbursement for taxes, insurance and common area maintenance, including a 15% administrative charge for CAM (or, in the alternative, providing for a 4-1/2% management fee).

12.            Buyer shall act in a commercially reasonable manner and in good faith during its review and determination of the credit worthiness of any tenant and/or guarantor as well as the economic viability of a proposed lease. Also, Buyer agrees to respond to Seller deliveries of tenant/guarantor credit information and proposed lease economics within 5 business days after its receipt by Buyer, otherwise said tenant/guarantor credit worthiness and proposed lease economics shall be deemed approved by Buyer.

13.            Any lease renewals will be for a term of not less than the primary term and at rental rates at least equal to the rental rate for the primary term, with 3% per year increases thereafter, and with no tenant improvements, free rent, or leasing commissions to be paid by Buyer.

EXHIBIT M

Site Plan (sketch)

GARDEN CENTER
31,710 SF
TRUCK WELL
(3 BAYS)
RETAIL
PUBLIX
SUPER MARKET
PUBLIX PARKING FIELD
PUBLIX PARKING FIELD
MATCH LINE
MATCH LINE
LEGEND
GRAPHIC SCALE
GENERAL NOTES
CONSTRUCTION NOTES

SHEET 5.1	Paradise Development Group, Inc.	ULMERTON & SEMINOLE BLVD.	REVISIONS: 1. 2. 3. 4. 5. 6.	BURCAW & Associates, Inc.
	2901 Rigsby Lane	PUBLIX – 45.1 PROTOTYPE		
	Safety Harbor, FL 34695		Matthew G. Carson, Florida P.E. No. 53669	
	PHONE: (727) 726-1118	SITE PLAN

EXHIBIT N

INTENTIONALLY DELETED

Exhibit O

Vanilla Box Finish Standards

EXHIBIT “C”

DESCRIPTION OF TENANT’S WORK AND WORK TO BE PERFORMED BY LANDLORD IN THE LEASED PREMISES

PREFACE

This Exhibit “C” describes the obligations of the Landlord and the Tenant for the design and construction of the Leased Premises. Each term used in this Exhibit, which is defined in the main body of the Lease, shall have the same meaning when used herein.

The work described in Section “A” and “B” will be performed by Landlord at Landlord’s expense pursuant to Landlord’s plans. The work described in Section “D” will be performed by the Landlord at Tenant’s expense.

The work described in Section “C” will be performed by Tenant at Tenant’s expense and shall be completed in accordance with Tenant’s Final Plans as approved by Landlord.

Landlord and Tenant have a common interest in opening the Leased Premises on the Grand Opening Date (if this Lease is made prior thereto). To this end, Landlord will coordinate its work with the Tenant’s work insofar as the schedule and prudent construction practice will allow. To insure mutual cooperation of Landlord’s and Tenant’s contractors, Landlord will assign one or more Tenant Coordinators to assist Tenant in Tenant’s design and construction work.

In order to insure an orderly and aesthetically coordinated storefront and sign design, plans and drawings for same shall be submitted to Landlord for approval as described under Section “E”, “Procedure”.

SECTION “A” - WORK BY LANDLORD IN LANDLORD’S BUILDING

1.           A non-combustible structure, including columns, girders, beams, joints, roof deck and floors.

2.           A built-up roof above demised space.

3.           Masonry exterior walls and storefronts.

SECTION “B” - WORK BY LANDLORD IN LEASED PREMISES

1.             Demising Partitions:

Partition walls between rental spaces will be of one-hour fire rated construction using 3 1/2” metal studs with 5/8” drywall on both sides, extending to the underside of the roof deck. The walls will be taped, sanded and ready for paint.

2.             Floor Slabs:

Concrete floor slabs, smooth troweled finish.

3.             Egress Door:

Rear egress will be provided by a hollow metal door at rear wall of the Leased premises, if required by Building Code.

4.             Electrical Service:

The electrical supply for each rental space will include a 200-amp panel.

The service will be 120/208 3 phase 200 amp at the Tenant’s panel, which will be located at Landlord’s designated point on the rear wall of rental space.

5.             Washroom:

One toilet room, with one toilet and one wash basin completely installed and connected to the necessary plumbing and ventilation, together with the partitions and door enclosing the same and vinyl composition floor tile - as per all handicap requirements.

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6.             Ceiling:

Standard 2’ x 4’ white metal grid. The light fixtures will be provided in the ceiling grid system per the Landlord’s ceiling plan. Sufficient 2’ x 4’ lay-in acoustical tile will be delivered by the Landlord to the demised premises for installation by the Tenant.

7.             Heating and Air Conditioning:

The H.V.A.C. system, including ductwork and diffusers in the Landlord’s standard layout, will be provided. Equipment sizes will be as per Landlord’s H.V.A.C. plans.

B.            Fire Sprinklers:

A sprinkler system will be installed as per Landlord’s plan with sprinkler heads dropped to a height of 10’. However, any changes in head locations or extra heads required because of tenant improvements will be installed by Landlord at Tenant’s expense.

9.             Telephone:

Empty conduits to Landlord’s designated point in the rental space from Landlord’s equipment room will be installed by Landlord.

10.           Water:

Landlord’s contractor will bring water service to the point of water meter connection. The Tenant will have to pay a deposit, together with fees for (a) water meter, (b) meter connection and (c) sewer connection for the Leased Premises. The Landlord will provide an in-ground concrete box for water meter.

11.           Sign Conduit:

An empty conduit will be installed by Landlord from a point within the Leased Premises above the ceiling at the Landlord’s storefront bulkhead to a point on the canopy designated for the installation of Tenant’s sign.

SECTION “C” - WORK BY TENANT IN LEASED PREMISES

All work by Tenant in the Leased Premises shall be performed by contractors approved in advance by Landlord. As one of the conditions for approval, Landlord may require the contractor to procure a Payment Bond for the benefit of the Tenant.

Tenant shall not, either directly or indirectly, employ or permit the employment of any contractor, mechanic, or laborer, or permit any materials in the Leased Premises, if the use of such contractor, mechanic, or laborer or such materials would, in the Landlord’s opinion, create any difficulty, strike or jurisdictional dispute with other contractors, mechanics or laborers engaged by Tenant or Landlord or others, or would in any way disturb the construction, maintenance, cleaning, repair, management, security or operation of the Leased Premises or the Shopping Center or any part of either. In the event of any interference or conflict, Tenant, upon demand of Landlord, shall cause all contractors, mechanics or laborers, or all materials causing such interference, difficulty or conflict, to leave or be removed from the Leased Premises immediately.

1.         Utilities by Tenant: Tenant shall directly arrange for the procurement at Tenant’s expense of the following items:

(a)       All building, plumbing, occupancy and other required permits, with copies of same to be provided to the Landlord;

(b)       Telephone service through empty conduit from Landlord’s equipment room to the Leased Premises;

(c)       All required utility meters and fees; and

(d)       Connection to the Landlord - installed utilities.

2.         Non-Combustible Construction:

All Tenant construction shall be non-combustible. Treated, fire resistant wood will be permitted where approved by the jurisdictional authorities.

3.         Temporary Services:

In the event permanent services are not made available to Tenant for and during construction, including lighting, power and water (but excluding any and all power for use in heating or air conditioning from the Premises), temporary services may be obtained, at the Tenant’s expense, from Landlord at cost, the amount being payable to Landlord by Tenant on demand.

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4.         Signs:

The Tenant is responsible for the supply and installation of all signage at the Tenant’s expense. The Tenant will be responsible for preparing and submitting sign plans and specifications to the Landlord for approval.

5.         Other Work:

“Other work” shall be defined as work not included in Landlord’s Work.

6.         Discipline:

Tenant shall enforce strict discipline and good order among the employees of Tenant’s contractors and subcontractors.

7.         Character of Employees:

Tenant shall not employ any unfit person or anyone not skilled in the work he is performing, or any workman that is incompatible with the workforce or who will cause, or whose presence will cause, labor disputes.

8.         Cleaning of Premises:

Tenant shall maintain the Leased Premises in a clean and orderly condition during construction and merchandising. Tenant shall promptly remove all unused construction materials, equipment, shipping containers, packaging, debris, and flammable waste from the Shopping Center. Tenant shall contain all construction materials, equipment, fixtures, merchandise, shipping containers and debris within the Leased Premises. The common exterior areas of the Shopping Center shall be clear of Tenant’s equipment, merchandise, fixtures, refuse and debris at all times. Trash storage within the Leased Premises shall be confined to covered metal containers.

9.         Violations:

In the event the Tenant is notified of any violations of codes, ordinance regulations, requirements or guidelines, either by the jurisdictional authorities or by the Landlord, Tenant shall, at its expense, correct such violations within such ten (10) calendar days after such notification.

10.       Trash Removal:

Tenant is responsible for the removal of all trash and debris at the Leased Premises. Trash storage within the Leased Premises shall be confined to covered metal containers.

SECTION “D” - WORK BY LANDLORD IN LEASED PREMISES AT TENANT’S EXPENSE

1.         Roof Openings:

Any roof opening required will be performed by Landlord’s roofing contractor. Such openings will include supporting structures, angles, curbs, flashings, ducts, vents and grills. Landlord may refuse to approve any openings which, in Landlord judgment, exceed the capability of the structural system.

SECTION “E” - PROCEDURE

1.         Tenant Coordinator: Landlord’s Tenant Coordinator shall be responsible for the review of Tenant’s Design Drawings and Final Plans. All questions pertaining to the design and construction of the Leased Premises and all plan submittals shall be directed to the Tenant Coordinator.

2.         Lease Outline Drawing: Landlord shall furnish to Tenant a drawing of the Leased Premises of the type commonly known as a Lease Outline Drawing (herein sometimes referred to as the “L.O.D.”). The L.O.D. shall be prepared by Landlord’s architect at a scale of 1/4 inch equals 1 foot and shall show the dimensions and square footage of the Leased Premises. In addition, the L.O.D. shall show the location of the sprinkler feed, electrical conduit, soil pipe, water line and points of entry of other Landlord-supplied services.

3.         Store Plans: Tenant shall supply Landlord with four (4) sets of store plans and specifications, which shall include the name and contact information for the Tenant’s contractor and architect. These plans should include store-front elevations, reflected celling plan, interior layout and finish, plumbing, mechanical and electrical plans, and should be submitted for approval within thirty (30) days after execution of the Lease. These plans shall be prepared at a scale of 1/4 inch equals 1 foot.

4.         Sign Plans: Tenant shall supply Landlord with four (4) sets of signage plans for approval. The scale on the signage plans should be 1/4 inch equals 1 foot.

5.         Final (Revised) Plans:  If the store plans shall have been marked “disapproved” by Landlord, the Final Plans shall incorporate any revisions to the store plans required to satisfy Landlord’s reason for disapproval of the store plans. On or before twenty (20) days after receipt of the Final Plans, Landlord shall return to Tenant the Final Plans, marked either “approved” or “disapproved”.   If they are marked “disapproved”,

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Landlord shall also note their reasons for such disapproval, and Tenant shall, on or before ten (10) days after receipt of such “disapproved” Final Plans, correct any deficiencies noted by Landlord and resubmit the corrected Final Plans to Landlord. Tenant’s Work shall be performed only in accordance with the approved plans.

6.         List of Tenant’s Contractors: Tenant shall furnish Landlord with a list of contractors Tenant intends to use to construct the Leased Premises. Landlord shall reserve the right to approve disapprove any and all of said contractors.

7.         Tenant’s Work: On or before the Construction Commencement Date, Tenant shall commence Tenant’s Work and diligently and continually proceed to complete the Leased Premises in accordance with the approved Final Plans and permit Landlord to commence the work specified in Section “D” hereof.

8.         Permits: Tenant shall obtain all necessary permits from the jurisdictional authority and forward a copy of all the permits to the Landlord prior to its and Landlord’s start of work in the Leased Premises.

9.         Certificate of Occupancy: Tenant shall secure an occupancy permit from the jurisdictional authorities in sufficient time to allow Tenant to open the Leased Premises in accordance with the opening requirements of this Lease.

10.       Temporary Storefront: If Tenant’s Work is not completed within the time required by this Lease (or, in any event, is not completed on the Grand Opening Date), Landlord may, at Tenant’s expense, install a temporary storefront or barricade.

11.       Landlord’s work is limited to that required of Landlord by this Exhibit “C” and Tenant shall be required to make all improvements to the Leased Premises in accordance with Tenant’s Final Plans, as approved by Landlord.

12.       Tenant shall provide Landlord with copies of Certificates of Insurance and Competency from subcontractor.

13.       Tenant shall provide Landlord with Final Releases of lien from all subcontractors within ten (10) working days of completion of work prior to final acceptance by Landlord.

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